Exhibit 10.7

Execution Version

AMENDMENT No. 1, dated as of February 13, 2017 (this “Amendment”), to the Credit Agreement, dated as of August 12, 2016 (as amended, restated, modified and supplemented from time to time prior to the date hereof, the “Credit Agreement”), by and among ENGILITY CORPORATION (the “Borrower”), ENGILITY HOLDINGS, INC. (“Holdings”), the Guarantors party thereto, the several banks and other financial institutions or entities from time to time party to the Credit Agreement (each a “Lender” and, collectively, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (the “Administrative Agent”), Collateral Agent, Swingline Lender and Issuing Bank; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement (as defined below).

WHEREAS, the Borrower desires (i) New Commitments (the “Term B1 Commitments” and the Loans incurred thereunder, the “Term B1 Loans”) to refinance the existing Term B1 Loans (the “Existing Term B1 Loans”) and (ii) New Commitments (the “Term B2 Commitments” and the Loans incurred thereunder, the “Term B2 Loans”) to refinance the existing Term B2 Loans (the “Existing Term B2 Loans”) and (iii) substantially concurrently with, but immediately following, the initial funding under the Term B1 Commitments and the Term B2 Commitments, to amend the Credit Agreement as described herein, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, Section 2.25 of the Credit Agreement provides that the Borrower may, under certain circumstances, request New Commitments and may effect the joinder of such New Commitments under the Credit Agreement pursuant to the applicable Joinder Agreement;

WHEREAS, it is understood and agreed that this Amendment shall constitute a Joinder Agreement for all purposes of the Credit Agreement;

WHEREAS, Section 10.1 of the Credit Agreement provides that the Administrative Agent, the relevant Loan Parties and the Required Lenders may amend the Credit Agreement and the other Loan Documents for certain purposes;

WHEREAS, in the case of Existing Term B1 Loans, each Lender that has delivered a consent to this Amendment in the form of Exhibit A-1 hereto (a “Term B1 Consent”) has agreed, on the terms and conditions set forth herein, to have its outstanding Existing Term B1 Loans (x) if such Lender delivered a Term B1 Consent indicating an election for the “Cashless Settlement Option” (any such Lender, a “Converting Term B1 Lender”), converted into a like principal amount in Dollars (or such lesser amount as notified to such Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date) of new Term B1 Loans  (collectively, “Converted Term B1 Loans”), effective as of the Amendment No. 1 Effective Date (as defined below) or (y) if such Lender delivered a Term B1 Consent indicating an election for the “Post-Closing Settlement Option”, repaid on the Amendment No. 1 Effective Date and such Lender shall purchase by assignment new Term B1 Loans from the Additional Term B1 Lender (as defined below) in a like principal amount (or such lesser amount as notified to such Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date) as the Existing Term B1 Loans of such Lender that were repaid (it being understood that no Existing Term B1 Loans repaid pursuant to this clause (y) shall be deemed to be Converted Term B1 Loans for purposes of the Amended Credit Agreement);

WHEREAS, in the case of Existing Term B2 Loans, each Lender that has delivered a consent to this Amendment in the form of Exhibit A-2 hereto (a “Term B2 Consent” and, together with the Term B1 Consents, the “Term Consents”) has agreed, on the terms and conditions set forth herein, to have its outstanding Existing Term B2 Loans (x) if such Lender delivered a Term B2 Consent indicating an election for the “Cashless Settlement Option” (any such Lender, a “Converting Term B2 Lender” and, together with the Converting Term B1 Lenders, the “Converting Term Lenders”), converted into a like principal amount in Dollars (or such lesser amount as notified to such Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date) of new Term B2 Loans  (collectively, “Converted Term B2 Loans”), effective as of the Amendment No. 1 Effective Date (as defined below) or (y) if such Lender delivered a Term B2 Consent indicating an election for the “Post-Closing Settlement Option”, repaid on the Amendment No. 1 Effective Date and such Lender shall purchase by assignment new Term B2 Loans from the Additional Term B2 Lender (as defined below) in a like principal amount (or such lesser amount as notified to such Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date) as the Existing Term B2 Loans of such Lender that were repaid (it being understood that no Existing Term B2 Loans repaid pursuant to this clause (y) shall be deemed to be Converted Term B2 Loans for purposes of the Amended Credit Agreement);

WHEREAS, Morgan Stanley Senior Funding, Inc. has agreed (i) to make additional Term B1 Loans (in such capacity, the “Additional Term B1 Lender”), in a principal amount equal to $195.0 million minus the principal amount of any Existing Term B1 Loans that were converted into new Term B1 Loans on the Amendment No. 1 Effective Date, the proceeds of which shall be applied to repay in full the then outstanding non-converted Existing Term B1 Loans (the “Term B1 Loan Refinancing”) and (ii) to make additional Term B2 Loans (in such capacity, the “Additional Term B2 Lender”), in a principal amount equal to $608.0 million minus the principal amount of any Existing Term B2 Loans that were converted into new Term B2 Loans on the Amendment No. 1 Effective Date, the proceeds of which shall be applied to repay in full the then outstanding non-converted Existing Term B2 Loans (the “Term B2 Loan Refinancing” and, together with the Term B1 Loan Refinancing, the “Term Loan Refinancing”);

WHEREAS, substantially concurrently with, but immediately following, the initial funding under the Term B1 Commitments and Term B2 Commitments and the consummation of the Term Loan Refinancing, the Lenders party hereto consent to the other amendments described herein (the “Amendments”), subject to the terms and conditions described herein;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Term B1 Loans and Term B2 Loans; Amendment of the Credit Agreement.

(a)Effective as of the Amendment No. 1 Effective Date, (i) the Additional Term B1 Lender hereby acknowledges and agrees that it has a Term B1 Commitment in an amount equal to $2,437,673.62 and agrees to make new Term B1 Loans in Dollars in a single Borrowing on the Amendment No. 1 Effective Date in accordance with the Amended Credit Agreement, (ii) the Additional Term B2 Lender hereby acknowledges and agrees that it has a Term B2 Commitment in an amount equal to $46,295,610.40 and agrees to make new Term B2 Loans in Dollars in a single Borrowing on the Amendment No. 1 Effective Date in accordance with the Amended Credit Agreement and (iii) each Converting Term Lender acknowledges and agrees that, on the terms and conditions set forth herein, its outstanding Existing Term B1 Loans and/or Existing Term B2 Loans, as the case may be, shall be converted into a like principal amount in Dollars (or such lesser amount as notified to such Lender by the Administrative Agent) of new Term B1 Loans and/or new Term B2 Loans, respectively, effective as of the Amendment No. 1 Effective Date.  From and after the Amendment No. 1 Effective Date, the Additional Term B1 Lender, the Additional Term B2 Lender and each Converting Term Lender shall be a “Term B1 Lender” and/or “Term B2 Lender, as applicable (as defined in the Amended Credit Agreement) for all purposes under the Credit Agreement and the other Loan Documents.  The Term B1 Loans shall be a single, fungi ble tranche regardless of whether such Term B1 Loans are made by the Additional Term B1 Lender or converted from Existing Term B1 Loans.  The Term B2 Loans shall be a single, fungible tranche regardless of whether such Term B2 Loans are made by the Additional Term B2 Lender or converted from Existing Term B2 Loans.  The Term B1 Commitments and Term B2 Commitments are Incremental Term Loan Commitments and the Term B1 Loans and Term B2 Loans are Incremental Term Loans, in each case incurred pursuant to Section 2.25 of the Credit Agreement.  This Amendment is a Joinder Agreement pursuant to Section 2.25 of the Credit Agreement.  The Additional Term B1 Lender, the Additional Term B2 Lender and each Converting Term Lender hereby consents to the Amendments described herein.

(b)The Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit B hereto (as amended, the “Amended Credit Agreement”).  It is understood and agreed that the joinder of the Term B1 Commitments and Term B2 Commitments and the consummation of the Term Loan Refinancing shall occur substantially concurrently with, but immediately prior to, the other Amendments.

Section 2.Representations and Warranties, No Default.  The Borrower hereby represents and warrants that as of the Amendment No. 1 Effective Date, after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing, (ii) this Amendment has been duly authorized, executed and delivered by each Loan Party party hereto and constitutes the legal, valid and binding obligations of each such Loan Party enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) all representations and warranties made by any Loan Party contained in the Amended Credit Agreement or in the other Loan Documents are true and correct in all material respects, in each case on and as of such date as if made on and as of the date hereof except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof.

Section 3.Effectiveness.  This Amendment shall become effective on the date (such date, the “Amendment No. 1 Effective Date”) that the following conditions have been satisfied:

(i)Consents.  The Administrative Agent shall have received an executed signature page to this Amendment (including in the form of a Term Consent) from (i) the Additional Term B1 Lender, the Additional Term B2 Lender and each Converting Term Lender, (ii) Lenders constituting the Required Lenders (as defined in the Credit Agreement) immediately after giving effect to the joinder of the Term B1 Commitments and Term B2 Commitments and the consummation of the Term Loan Refinancing, (iii) the Swingline Lender named in the Amended Credit Agreement and (iv) each Loan Party;

(ii)Incremental Facility Conditions.  After giving effect to the incurrence of the new Term B1 Loans and Term B2 Loans (including the conversion of any Converted Term Loans) and the consummation of the Term Loan Refinancing (but, for the avoidance of doubt, not the consummation of the other Amendments), each of the conditions set forth in Section 2.25(a) of the Credit Agreement shall be satisfied;

(iii)Fees.  The Administrative Agent and the Joint Lead Arrangers shall have received the fees in the amounts previously agreed in writing by the Borrower to be received on the Amendment No. 1 Effective Date, and all reasonable and documented expenses for which invoices have been presented prior to the Amendment No. 1 Effective Date;

(iv)Legal Opinions.  The Administrative Agent shall have received favorable legal opinions of (1) Bass, Berry & Sims PLC, special counsel to the Loan Parties and (2) Mintz Levin Cohn Ferris Glovsky and Popeo PC, special New York and Massachusetts counsel to the Loan Parties, each covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent;

(v)Officer’s Certificate.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated the Amendment No. 1 Effective Date certifying that (a) all representations and warranties made by any Loan Party contained in the Amended Credit Agreement or in the other Loan Documents are true and correct in all material respects, in each case on and as of such date as if made on and as of the Amendment No. 1 Effective Date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof and (b) no Default, shall have occurred and be continuing; and

(vi)Closing Certificates.  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization (or other similar organizational document), including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization (or a certification from each Loan Party that there have been no changes other than changes specified in the certification to the certificate or articles of incorporation or organization, including all amendments thereto, that were delivered to the Administrative Agent on the Closing Date), (ii) a certificate as to the good standing (where relevant) of each Loan Party organized in the United States as of a recent date, from such Secretary of State or similar Governmental Authority and (iii) a certificate of a manager, director, Secretary or Assistant Secretary or similar officer of each Loan Party dated the Amendment No. 1 Effective Date and certifying that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement (or other similar organizational document) of such Loan Party as in effect on the Amendment No. 1 Effective Date (or a certification from each Loan Party that there have been no changes other than changes specified in the certification to the by-laws or operating (or limited liability company) agreement that were delivered to the Administrative Agent on the Closing Date).

(vii)The Term Loan Refinancing shall be consummated and all accrued and unpaid interest and fees shall have been paid in connection therewith.

Section 4.Consent.  Each Person delivering a Term Consent hereto agrees not to make any claims to the Borrower pursuant to Section 2.21 of the Credit Agreement with respect to any loss or expense that such Lender may sustain or incur as a consequence of any event caused by the prepayment of its Existing Term B1 Loans or Existing Term B2 Loans on the Amendment No. 1 Effective Date.

Section 5.Counterparts.  This Amendment may be executed in any number of counterparts (including the Term Consents) and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment (including the Term Consents) by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 6.Applicable Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 7.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.Jurisdiction; Consent to Service of Process.  Each party hereto hereby submits for itself and its Property in any legal action or proceeding relating to this Amendment, or for recognition and enforcement of any judgment in respect hereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 of the Amended Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction. .

Section 9.Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.Effect of Amendment.  Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Amended Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document and nothing herein shall or may be construed as a novation thereof.  Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Amended Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect and each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the grant of its Liens on the Collateral made by it pursuant to the Security Documents.  From and after the Amendment No. 1 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Amended Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment.  Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Amended Credit Agreement as amended hereby and that the amendment of the Credit Agreement pursuant to this Amendment shall not constitute a novation of the Credit Agreement or any other Loan Document as in effect prior to the Amendment No. 1 Effective Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

engility corporation

By:	/s/ Wayne M. Rehberger
Name: Wayne M. Rehberger
Title: Senior Vice President and Chief Financial Officer

/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

engility holdings, inc.

By:	/s/ Wayne M. Rehberger
Name: Wayne M. Rehberger
Title: Senior Vice President and Chief Financial Officer

/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

ENGILITY LLC

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

DYNAMICS RESEARCH CORPORATION

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

SUPPORT SERVICES ORGANIZATION, LLC

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

TEXELTEK, LLC

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

TASC SERVICES CORPORATION

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

ATAC SERVICES LLC

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Vice President and Secretary

morgan stanley senior funding, inc.,
as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank

By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authorized Signatory

morgan stanley senior funding, inc.,
as Additional Term B1 Lender

By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authorized Signatory

morgan stanley senior funding, inc.,
as Additional Term B2 Lender

By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authorized Signatory

EXHIBIT A-1

Term B1 Consent

The undersigned Term B1 Lender hereby irrevocably and unconditionally approves the Amendment and consents as follows:

Cashless Settlement Option

☐

to convert 100% of the outstanding principal amount of the Existing Term B1 Loans held by such Term B1 Lender (or such lesser amount as notified to such Lender by the Administrative Agent) into new Term B1 Loans in a like principal amount in Dollars.

Post-Closing Settlement Option

☐

to have 100% of the outstanding principal amount of the Existing Term B1 Loans held by such Term B1 Lender repaid on the Amendment No. 1 Effective Date and to purchase by assignment from the Additional Term B1 Lender a like principal amount in Dollars of new Term B1 Loans (or such lesser amount as notified to such Lender by the Administrative Agent).

(Name of Institution)

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

EXHIBIT A-2

Term B2 Consent

The undersigned Term B2 Lender hereby irrevocably and unconditionally approves the Amendment and consents as follows:

Cashless Settlement Option

☐

to convert 100% of the outstanding principal amount of the Existing Term B2 Loans held by such Term B2 Lender (or such lesser amount as notified to such Lender by the Administrative Agent) into new Term B2 Loans in a like principal amount in Dollars.

Post-Closing Settlement Option

☐

to have 100% of the outstanding principal amount of the Existing Term B2 Loans held by such Term B2 Lender repaid on the Amendment No. 1 Effective Date and to purchase by assignment from the Additional Term B2 Lender a like principal amount in Dollars of new Term B2 Loans (or such lesser amount as notified to such Lender by the Administrative Agent).

(Name of Institution)

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

EXHIBIT B

~~$1,045,000,000~~

CREDIT AGREEMENT

Dated as of August 12, 2016,

as Amended by Amendment No. 1 on February 13, 2017

among

ENGILITY HOLDINGS, INC.,

as Holdings,

ENGILITY CORPORATION,

as the Borrower

The Several Lenders from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Swingline Lender and Issuing Bank

and

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

KKR CAPITAL MARKETS LLC

REGIONS BANK

  and
SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners,

~~Dated as of August 12, 2016~~

-i-

-ii-

-iii-

(a)

-iv-

(a)	ANNEXES:
(b)
(c)	A-1	Term Commitments
(d)	A-2	Revolving Commitments
(e)
(f)	SCHEDULES:

(g)	3.9	Existing Letters of Credit
(h)	4.3	Existence; Compliance with Law
(i)	4.4	Consents, Authorizations, Filings and Notices
(j)	4.6	Litigation
(k)	4.8	Real Property
(l)	4.14	Subsidiaries
(m)	4.17	UCC Filing Jurisdictions
(n)	6.10	Post-Closing Undertakings
(o)	7.2(d)	Existing Indebtedness
(p)	7.3(g)	Existing Liens
(q)	7.7	Existing Investments
(r)	7.12	Existing Negative Pledge Clauses

(a)	EXHIBITS:
(b)	A Form of Assignment and Assumption

BForm of Borrowing Notice

(c)	C Form of Compliance Certificate

DForm of Conversion/Continuation Notice

(d)	E Form of Guarantee and Collateral Agreement

F[Reserved]

(e)	G Form of Joinder Agreement
(f)	H-1 Form of Term B1 Loan Note
(g)	H-2 Form of Term B2 Loan Note
(h)	H-3 Form of Revolving Note

IForm of Prepayment Notice

JForm of Subordinated Intercompany Note

(i)	K Form of Exemption Certificate
(j)	L Form of Solvency Certificate
(k)	M Form of Closing Certificate
(l)	N-1 Form of Legal Opinion of Bass, Berry & Sims PLC
(m)	N-2 Form of Legal Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo PC

-xvi-

CREDIT AGREEMENT, dated as of August 12, 2016 (as amended by Amendment No. 1 on February 13, 2017), among ENGILITY HOLDINGS, INC., a Delaware corporation (“Holdings”), ENGILITY CORPORATION, a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent.

WHEREAS, the Borrower has requested the Lenders to provide and the Lenders have agreed to provide ~~a $200,000,000 first lien term loan B1 facility, a $680,000,000 first lien term loan B2 facility and~~(a) Term B1 Term Loans in an aggregate principal amount of $195.0 million, (b) Term B2 Term Loans in an aggregate principal amount of $608.0 million and (c) a $165,000,000 revolving credit facility for the making of revolving loans and swingline loans and the issuance of letters of credit, each for the account of the Borrower;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

(a)DEFINITIONS

a.	Defined Terms

.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate applicable for an interest period of one month plus 1%.  For purposes hereof:  “Prime Rate” means the rate of interest as announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, as in effect from time to time.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”:  as defined in Section 10.16.

“Acquisition”:  as defined in the definition of “Permitted Acquisition.”

“Act”:  as defined in Section 10.18.

“Administrative Agent”:  Morgan Stanley, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.10.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Affiliated Institutional Lender”:  (x) any investment fund managed or advised by Affiliates of Holdings that is a bona fide debt fund and (y) any bank, insurance company, investment bank or commercial finance company that is an Affiliate of Holdings, in the case of each clause (x) and (y) that extends credit or buys loans in the ordinary course of business.

“Agents”:  the collective reference to the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitment  at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) the aggregate amount of such Lender’s New Commitments then in effect, or if such New Commitments have been terminated, the amount of such Lender’s New Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Purposes”:  as defined in Section 10.14.

“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR or U.S. Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Amendment No. 1”: Amendment No. 1 to this Agreement, dated as of February 13, 2017.

“Amendment No. 1 Consenting Lender”: each Lender that has returned an executed counterpart to Amendment No. 1 to the Administrative Agent prior to the Amendment No. 1 Effective Date.

“Amendment No. 1 Effective Date”: as defined in Amendment No. 1.

“Annual Operating Budget”:  as defined in Section 6.2(c).

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate”:  shall be 0.50% per annum.

“Applicable Margin”:  for any day, with respect to (i) ABR Loans (including any Swingline Loan) under (x) the Revolving Facility ~~and~~, 3.75% per annum, (y) the Term B2 Facility, ~~3.75~~2.75%

per annum and (~~y~~z) the Term B1 Facility, ~~3.25~~2.25% per annum and (ii) Eurocurrency Loans under (x) the Revolving Facility ~~and~~, 4.75% per annum, (y) the Term B2 Facility, ~~4.75~~3.75% per annum and (~~y~~z) the Term B1 Facility, ~~4.25~~3.25% per annum.

“Application”:  an application, in such form as the relevant Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property by the Borrower or any of its Restricted Subsidiaries not in the ordinary course of business (a) under Section 7.5(e) or (b) not otherwise permitted under Section 7.5 (provided that nothing contained herein shall be considered a consent to a disposition not otherwise permitted under Section 7.5), in each case, which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A hereto.

“Auction Agent” shall mean the Administrative Agent or its successor or permitted assign.

“Authorized Officer”:  as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer or secretary.

“Available Amount”:  as at any date, the sum of, without duplication:

(a)$30,000,000;

(b)the aggregate Available Excess Cash Flow Amount as of such date;

(c)the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, Holdings or the Borrower (which in the case of any such Equity Issuance by the Borrower, is not Disqualified Capital Stock) which, in the case of any such Equity Issuance by, or capital contribution to, Holdings, have been contributed in cash as common equity to the Borrower, in each case to the extent it is not a Specified Equity Contribution;

(d)the aggregate amount of proceeds received by Borrower or any Subsidiary Guarantor after the Closing Date and on or prior to such date that (i) would have constituted Net Cash Proceeds pursuant to clause (a) of the definition of “Net Cash Proceeds” except for the operation of any of (A) the Dollar threshold set forth in the definition of “Asset Sale” and (B) the Dollar threshold set forth in the definition of “Recovery Event” or (ii) constitutes Declined Proceeds;

(e)the amount received by the Borrower or any Subsidiary Guarantor in cash after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(f)an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash, Cash Equivalents and Permitted Liquid Investments by the Borrower or any Subsidiary Guarantor in respect of any Investments made pursuant to Section 7.7(f)(ii)(B), (h)(B), or (u)(ii); and

(g)the aggregate amount actually received in cash, Cash Equivalents or Permitted Liquid Investments by the Borrower or any Subsidiary Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary Guarantor or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary;

in each case, that has not been previously applied pursuant to Section 7.6(b), Section 7.6(n), Section 7.7(f)(ii), (h)(B) or (u)(ii) or Section 7.8(a)(i).

“Available Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) commencing with the fiscal year ending December 31, 2017, the sum of the amount of Excess Cash Flow (to the extent such Excess Cash Flow amount exceeds $0) for each fiscal year in respect of which consolidated financial statements have been delivered pursuant to Section 6.1(a) on or prior to such date, minus (b) the sum of the aggregate amount of prepayments of Term Loans required to be made pursuant to Section 2.12(c) (without giving effect to any reduction in such amounts pursuant to clause (ii)(B) of such section) in respect of Excess Cash Flow for each such fiscal year.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Revolving Lender’s Revolving Extensions of Credit under its Revolving Commitment for the purpose of determining such Revolving Lender’s Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III”: all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the sole member, managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”:  Engility Corporation, a Massachusetts corporation.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  a notice substantially in the form of Exhibit B hereto.

“Business”:  the business activities and operations of Holdings and its Subsidiaries on the Closing Date immediately after giving effect to the transactions contemplated by this Agreement.

“Business Day”:  a day (a) other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurocurrency market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that for purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date; provided, further, that any change in GAAP after the Closing Date will not cause any lease that was not or would not have been a capital lease prior to such change to be deemed a capital lease.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen months from the date of acquisition thereof;

(b)investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations”:  “Borrower Cash Management Obligations” as defined in the Guarantee and Collateral Agreement.

“Certificated Security”:  as defined in the Guarantee and Collateral Agreement.

“CFC”:  a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law”:  (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control”:  as defined in Section 8.1(j).

“Chattel Paper”:  as defined in the Guarantee and Collateral Agreement.

“Closing Date”: August 12, 2016, the date on which the conditions precedent set forth in Section 5.1 ~~shall have been~~were satisfied or waived and the Existing Term B1 Loans ~~hereunder shall have been funded~~and Existing Term B2 Loans were funded under the Existing Credit Agreement.

“Closing Date Refinancing” shall mean the repayment and termination of all Indebtedness outstanding under (i) the Existing First Lien Credit Agreement and (ii) the Existing Second Lien Credit Agreement.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  as defined in the Guarantee and Collateral Agreement and shall include the Real Estate Collateral.

“Collateral Agent”:  Morgan Stanley, in its capacity as collateral agent for the Secured Parties under the Security Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.10.

“Commitment”:  as to any Lender, the sum of the Term Commitments, the Revolving Commitments and the New Commitments (in each case, if any) of such Lender.

“Committed Reinvestment Amount”:  as defined in the definition of “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”:  as defined in Section 4.12(b).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C hereto.

“Confidential Information”:  as defined in Section 10.14.

“Consolidated Current Assets”:  at any date, all amounts (other than cash, Cash Equivalents and Permitted Liquid Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding, without duplication, all Indebtedness consisting of Revolving Loans, L/C Obligations or Swingline Loans, to the extent otherwise included therein.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, the sum of:

(a)provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period;

(b)Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities);

(c)depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(d)any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses);

(e)any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f)stock-option based and other equity-based compensation expenses;

(g)transaction costs, fees, losses and expenses (whether or not any transaction is actually consummated) (including the transactions contemplated hereby (including any amendments or waivers of the Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5 or any Permitted Acquisition or other Investment permitted by Section 7.7 (in each case whether or not successful));

(h)[Reserved];

(i)proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(j)the amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith and certified in writing to the Administrative Agent to be realized as a result of any acquisition or Disposition (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition, or from any operational change taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) the Borrower shall have certified to the Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 24 months and (ii) no cost savings shall be added pursuant to this clause (j) to the extent already included in clause (d) above with respect to such period;

(k)cash expenses relating to earn-outs and similar obligations;

(l)charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.7;

(m)losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(n)costs of surety bonds in connection with financing activities of such Person and its Restricted Subsidiaries; and

(o)costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(a)any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(b)any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and

(c)gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period).  With respect to each Subsidiary that is not a wholly-owned Subsidiary or any joint venture, for purposes of calculating Consolidated EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Bor rower’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship.  Notwithstanding the forgoing, Consolidated EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Investment (including any Permitted Acquisition) and any other acquisition or Investment.  Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.

“Consolidated First Lien Net Leverage”:  at any date of determination, the aggregate principal amount of all Funded Debt of Holdings and its Restricted Subsidiaries on such date secured by Liens on a pari passu basis with the Obligations (including any such Permitted Other Indebtedness incurred pursuant to Section 7.2(bb)(i)(a)) minus Unrestricted Cash.

“Consolidated First Lien Net Leverage Ratio”:  at any date of determination, the ratio of (a) Consolidated First Lien Net Leverage of Holdings and its Restricted Subsidiaries for the most recently ended Test Period to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Interest Expense”:  of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof.  Unless otherwise qualified, all references to “Consolidated Interest Expense” in this Agreement shall refer to Consolidated Interest Expense of the Borrower.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income).  Notwithstanding the forgoing, for purposes of calculating Excess Cash Flow, Consolidated Net Income shall not include:  (i) extraordinary gains for such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (iv) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements.  Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower.  There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the

Borrower and the Restricted Subsidiaries) as a result of any consummated acquisition whether consummated before or after the Closing Date or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets”:  the total assets of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Consolidated Total Net Leverage”:  at any date, the aggregate principal amount of all Funded Debt of Holdings and its Restricted Subsidiaries on such date, minus Unrestricted Cash.

“Consolidated Total Net Leverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated Total Net Leverage on such day to (b) Consolidated EBITDA of Holdings and the Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Net Leverage Test”:  as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio shall be no greater than 5.75 to 1.00.

“Consolidated Working Capital”:  at any date, the difference of (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date, provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to changes in the working capital balance as a result of non-cash increases or decreases thereof that will not result in future cash payments or receipts or cash payments or receipts in any previous period, in each case, including, without limitation, any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting and (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedge Agreements.

“Continuing Directors”:  the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is approved by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor and/or its Affiliates (excluding any operating portfolio companies of the Sponsor) or any other Permitted Investor in his or her nomination or election by the shareholders of Holdings.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Conversion/Continuation Notice”:  a Conversion/Continuation Notice substantially in the form of Exhibit D hereto.

“Converted Term B1 Loan”: shall mean each Existing Term B1 Loan held by an Amendment No. 1 Consenting Lender on the Amendment No. 1 Effective Date immediately prior to the extension of credit hereunder on the Amendment No. 1 Effective Date; provided that the amount of such Amendment No. 1 Consenting Lender’s Converted Term B1 Loans may be less than the amount of the Existing Term B1 Loans held by such Amendment No. 1 Consenting Lender, which lower amount shall be notified to such Amendment No. 1 Consenting Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date.

“Converted Term B2 Loan”: shall mean each Existing Term B2 Loan held by an Amendment No. 1 Consenting Lender on the Amendment No. 1 Effective Date immediately prior to the extension of credit hereunder on the Amendment No. 1 Effective Date; provided that the amount of such Amendment No. 1 Consenting Lender’s Converted Term B2 Loans may be less than the amount of the Existing Term B2 Loans held by such Amendment No. 1 Consenting Lender, which lower amount shall be notified to such Amendment No. 1 Consenting Lender by the Administrative Agent prior to the Amendment No. 1 Effective Date.

“Declined Proceeds”:  as defined in Section 2.12(e).

“Default”:  any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender”:  any Lender that has (a) failed to fund any portion of its Revolving Commitment within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Commitments, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) become the subject of a Bail-In Action or (f) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Defaulting Revolving Lender”:  as defined in Section 2.26.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Discounted Value” means, with respect to any Term Loan, the amount obtained by discounting all Remaining Scheduled Payments with respect to the Prepaid Principal of such Term Loan from their respective scheduled due dates to the Prepayment Date with respect to such Prepaid Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Term Loans is payable) equal to the Reinvestment Yield with respect to such Prepaid Principal.

“Disinterested Director”:  as defined in Section 7.9.

“Disposition”:  with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the final scheduled maturity date of the Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and termination of the Commitments or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”:  (a) business competitors of the Borrower and its Subsidiaries and their known Affiliates identified by the Borrower in writing to the Administrative Agent from time to time and (b) other Persons indentified by the Borrower to the Administrative Agent prior to the date hereof.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any direct or indirect Restricted Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund of a Lender (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans; provided, that no Affiliate of Holdings or the Sponsors shall be an Eligible Assignee other than a Sponsor Affiliated Lender or a Sponsor Affiliated Institutional Lender.

“Engagement Letter”:  as defined in Section 10.10.

“Environmental Laws”:  any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety as it relates to Releases of Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”:  any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to:  (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”:  any issuance by Holdings, the Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate”:  for any Interest Period as to any Eurocurrency Loan, (i) the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Morgan Stanley for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurocurrency Loan for which the Eurocurrency Base Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the Eurocurrency Base Rate will be deemed to be zero.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

provided, that, in the case of (x) Term B2 Loans, the Eurocurrency Rate shall not be less than 1.00% per annum and (y) Term B1 Loans and Revolving Loans, the Eurocurrency Rate shall not be less than 0.00% per annum.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income and cash receipts included in clause (i) of the definition of “Consolidated Net Income” and excluded in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus (b) the sum, without duplication (including, in the case of clauses (ii) and (vii) below, duplication across periods (provided that all or any portion of the amounts referred to in clauses (ii) and (vii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period)) of:

(i)the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including credits included in the calculation of deferred tax assets and liabilities);

(ii)the aggregate amount (A) actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such fiscal year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made (or, in the case of the preceding clause (B), is expected to be made) with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount);

(iii)the aggregate amount of all regularly scheduled principal payments and all prepayments of Indebtedness (including the Term Loans, but excluding prepayments made from the Available Amount or arising under Section 2.11(b)) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than to the extent any such prepayments are the result of the incurrence of long-term indebtedness and other than optional prepayments of the Term Loans and optional prepayments of Revolving Loans and Swingline Loans to the extent accompanied by permanent optional reductions of the Revolving Commitments);

(iv)the amount of the increase, if any, in Consolidated Working Capital for such fiscal year;

(v)the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(vi)fees and expenses incurred in connection with the Refinancing or any Permitted Acquisition (whether or not consummated);

(vii)purchase price adjustments paid or received in connection with any Permitted Acquisition or any other acquisition permitted under Section 7.7(h) or (u);

(viii)(A) the amount of Investments made during such period (net of cash returns of such Investments (in such periods or otherwise) and excluding all such Investments made with the Available Amount) pursuant to paragraphs (d), (f) (i) and (ii) and (h) (provided that the aggregate amount of such Investments pursuant to paragraphs (f)(ii) and (h) reducing Excess Cash Flow during the term of this Agreement shall not exceed $25,000,000), and (u) of Section 7.7 (to the extent, in the case of clause (u), such Investment relates to Restricted Payments permitted under Section 7.6(c), (e), (h) or (i) other than Restricted Payments made with the Available Amount)) or such amounts committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.7 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (but excluding Investments among the Borrower and its Restricted Subsidiaries) and (B) permitted Restricted Payments made in cash by the Borrower during such period (other than Restricted Payments made with the Available Amount) to the extent permitted by Section 7.6(c), (e), (h) or (i); provided that the amount of Restricted Payments made pursuant to Section 7.6(e) and deducted pursuant to this clause (viii) shall not exceed $10,000,000 in any fiscal year;

(ix)the amount (determined by the Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event;

(x)the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness;

(xi)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness;

(xii)the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income;

(xiii)cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiv)the amount of taxes (including penalties and interest) paid in cash in such period or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xv)the amount of cash payments made in respect of pension obligations and other post-employment benefits obligations in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xvi)payments made in respect of the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period, including pursuant to dividends declared or paid on Capital Stock held by third parties in respect of such non-wholly-owned Restricted Subsidiary to the extent not deducted in arriving at such Consolidated Net Income; and

(xvii)the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such fiscal year, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash during such following fiscal year.

“Excess Cash Flow Application Date”:  as defined in Section 2.12(c).

“Excess Cash Flow Percentage”:  50%; provided, that, the Excess Cash Flow Percentage shall be reduced to (a) 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal quarter is not greater than 3.50 to 1.00 and (b) 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal quarter is not greater than 3.00 to 1.00.

“Exchange Act”:  as defined in Section 6.02(c).

“Excluded Capital Stock”:  (a) any Capital Stock with respect to which, in the reasonable judgment of Administrative Agent (confirmed by written notice to the Borrower), (i) the cost of pledging such Capital Stock in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom or (ii) would result in material adverse tax consequences as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent, (b) solely in the case of any pledge of voting Capital Stock of any CFC or any Foreign Subsidiary Holding Company to secure the Obligations, any voting Capital Stock of any class of such CFC or such Foreign Subsidiary Holding Company in excess of 65% of the outstanding voting Capital Stock of such class (such percentage to be adjusted by mutual agreement (not to be unreasonably withheld) upon any change in law as may be required to avoid adverse U.S.  federal income tax consequences to the Bor rower or any Subsidiary), (c) any Capital Stock to the extent the pledge thereof would violate any applicable Requirement of Law (except to the extent such Requirement of Law may be waived by agreement or to the extent ineffective under the Uniform Commercial Code), (d) the Capital Stock of any Unrestricted Subsidiary and (e) any Capital Stock of each such Subsidiary to the extent that (i) a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligations (other than prohibitions which are ineffective under the Uniform Commercial Code), (ii) any Contractual Obligation prohibits such a pledge without the consent of the other party; provided that this clause (ii) shall not apply if (A) such other party is a Loan Party or a wholly-owned Subsidiary or (B) consent has been obtained to consummate such pledge and for so long as such Contractual Obligation or replacement or renewal thereof is in effect or (iii) a pledge thereof to secure the Obligations would give any other party to a Contractual Obligation the right to terminate its obligations thereunder (other than provisions which are ineffective under the Uniform Commercial Code or other applicable law); provided that this clause (iii) shall not apply if such other party is a Loan Party or a wholly-owned Subsidiary.

“Excluded Collateral”:  as defined in Section 4.17(a).

“Excluded Real Property”:  (a) any Real Property with respect to which, in the reasonable judgment of Administrative Agent (confirmed by written notice to the Borrower) the cost of providing a mortgage on such Real Property in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom and (b) any Real Property to the extent providing a mortgage on such Real Property would (i) result in adverse tax consequences as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent, (ii) violate any applicable Requirement of Law (except to the extent such Requirement of Law may be waived by agreement or to the extent ineffective under the Uniform Commercial Code), (iii) be prohibited by any applicable Contractual Obligations (other than provisions which are ineffective under the Uniform Commercial Law or other applicable law) or (iv) give any other party (other than a Loan Party or a wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Real Property the right to terminate its obligations thereunder (other than provisions which are ineffective under the Uniform Commercial Code or other applicable law).

“Excluded Subsidiary”:  (a) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (b) any Foreign Subsidiary Holding Company, (c) each Domestic Subsidiary that is a Subsidiary of a CFC, (d) each Unrestricted Subsidiary, (e) each Domestic Subsidiary to the extent that such Domestic Subsidiary is prohibited by any applicable Contractual Obligation or Requirement of Law (other than prohibitions which are ineffective under the Uniform Commercial Code or other applicable law) from guaranteeing the Obligations, (f) each Receivables Subsidiary and (g) any other Domestic Subsidiary that is an Immaterial Subsidiary or with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by written notice to the Borrower) the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Excluded Swap Obligation”:  with respect to any Guarantor (a) as it relates to all or a portion of the Guarantee Obligation of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Guarantor becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Existing Credit Agreement”: that certain credit agreement dated as of August 12, 2016, among the Borrower, Holdings, the Administrative Agent and the several lenders from time to time party thereto.

“Existing First Lien Credit Agreement”: that certain credit agreement dated as of May 23, 2014, as amended December 18, 2014, as further amended February 25, 2016, among the Borrower, Holdings, the Administrative Agent and the several lenders from time to time party thereto.

“Existing Issuing Bank”:  each bank that has issued an Existing Letter of Credit.

“Existing Letter of Credit”:  each letter of credit outstanding on the Closing Date as specified on Schedule 3.9.

“Existing Loan Facility”:  as defined in Section 2.27(a).

“Existing Second Lien Credit Agreement”; that certain credit agreement dated as of May 23, 2014, as amended December 18, 2014, among the Borrower, Holdings, the Administrative Agent and the several lenders from time to time party thereto.

“Existing Term B1 Loan”: the Term B1 Loans (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the Amendment No. 1 Effective Date.

“Existing Term B2 Loan”: the Term B2 Loans (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the Amendment No. 1 Effective Date.

“Extended Loans”:  as defined in Section 2.27(a).

“Extending Lender”:  as defined in Section 2.27(b).

“Extension Election”:  as defined in Section 2.27(b).

“Extension Request”:  as defined in Section 2.27(a).

“Facility”:  each of (a) the Term B1 Commitments and the Term B1 Loans made thereunder (the “Term B1 Facility”), (~~b~~d) the Term B2 Commitments and the Term B2 Loans made thereunder (the “Term B2 Facility”), (~~c~~e) any New Commitments and the New Loans made thereunder (a “New Facility”), (~~d~~f) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), (~~e~~g) any Refinancing Term Loans made pursuant to Section 2.29 hereof and (~~f~~h) any Replacement Revolving Facility Commitments and the Replacement Revolving Loans made thereunder.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with),  any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  commencing with September 30, 2016 (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“First Lien Net Leverage Test”: as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated First Lien Net Leverage Ratio shall be no greater than 4.00 to 1.00.

“First Tier Foreign Subsidiary”:  any Foreign Subsidiary that is a direct subsidiary of a Domestic Subsidiary, other than a Domestic Subsidiary that is itself a Foreign Subsidiary Holding Company.

“Fiscal Quarter”:  the then current fiscal quarter of the Borrower.

“Flood Insurance Laws”:  collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”:  any Restricted Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Funded Debt”:  with respect to any Person (i) all Indebtedness of such Person of the types described in clauses (a), (b), to the extent reflected as a liability on the balance sheet in accordance with GAAP, (c), (e) or (g) of the definition of “Indebtedness” and (ii) all Indebtedness incurred under Sections 7.2(s), (y) and (bb).

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if there occurs after the Closing Date any change in GAAP that af fects in any respect the calculation of any covenant contained in Section 7 or any financial definition, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or definition with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, the covenants in Section 7 and the financial definitions shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority”:  any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Government Contract”:  as defined in the Guarantee and Collateral Agreement.

“Grantor”:  as defined in the Guarantee and Collateral Agreement.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, substantially in the form of Exhibit E hereto, dated as of the date hereof by and among Holdings, the Borrower and each Subsidiary Guarantor, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”:  all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Restricted Subsidiary.

“Highest Lawful Rate”:  the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements”:  as defined in Section 4.1(a).

“Holdings”:  as defined in the preamble hereto and together with any of its permitted successors and assigns.

“Immaterial Subsidiary”:  on any date, any Subsidiary of the Borrower that has had less than 5% of Consolidated Total Assets and 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date; provided that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.

“Increased Amount Date”:  as defined in Section 2.25.

“Indebtedness” of any Person:  without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness for Borrowed Money”:  (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, bonds, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument”:  as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, all applications and registrations in connection therewith and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending (i) one, two, three, six or (if available from all Lenders under the Revolving Facility) twelve months under the Revolving Facility or (ii) one, two, three, six or (if available from all Lenders under the relevant Facility) twelve months under the Term Facilities (or such other period acceptable to all such Lenders, or, in the case of the borrowings to be made on the Amendment No. 1 Effective Date, such shorter period as to which the Administrative Agent shall consent) thereafter, as selected by the Borrower in its Borrowing Notice or Conversion/Continuation Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending (i) one, two, three, six or (with the consent of each affected Lender under the Revolving Facility) twelve months under the Revolving Facility or (ii) one, two, three, six or (with the consent of each affected Lender under the relevant Facility) twelve months under the Term Facilities (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:  (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan and (b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is  available) which exceeds the Interest Period of that Loan, in each case, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investments”:  as defined in Section 7.7.

“Issuing Banks”:  (a) Morgan Stanley, for purposes of standby letters of credit only, (b) solely with respect to Existing Letters of Credit, Barclays Bank PLC and (c) any other Revolving Lender from time to time designated by the Borrower, in its sole discretion, as an Issuing Bank with the consent of such other Revolving Lender.

“Joinder Agreement”:  an agreement substantially in the form of Exhibit G hereto.

“Junior Debt”:  any Permitted Other Indebtedness incurred pursuant to Section 7.2(bb)(i)(b) or any refinancing of such Permitted Other Indebtedness pursuant Section 7.2(bb)(ii).

“Latest Maturity Date”:  at any date of determination, the latest of the latest Revolving Termination Date and the latest maturity date in respect of any class of Term Loans, in each case then in effect on such date of determination.

“L/C Commitment”:  the obligation of an Issuing Bank to issue, and of L/C Participants to participate in, Letters of Credit pursuant to Section 3.1 in an aggregate face amount at any one time outstanding not to exceed $35,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.  The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the applicable Issuing Bank.

“Lead Arrangers”:  Morgan Stanley, Barclays Bank PLC, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., KKR Capital Markets LLC, Regions Bank and SunTrust Robinson Humphrey, Inc. in their capacity as joint lead arrangers and joint bookrunners.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“LIBO Rate”:  the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  the collective reference to this Agreement, Amendment No. 1, the Security Documents and the Notes (if any) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Extension Amendment”:  as defined in Section 2.27(c).

“Loan Parties”:  Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, New Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or (i) in the case of the Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility or (ii) in the case of any New Facility that is a revolving credit facility, prior to any termination of the New Commitments under such Facility, the holders of more than 50% of the New Commitments under such Facility); provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by any Sponsor Affiliated Lender and any Defaulting Lender.

“Make-Whole Premium Amount” means, with respect to any Term Loan, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Prepaid Principal of such Term Loan.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to fully and timely perform their payment obligations under the Loan Documents.

“Material Real Property”:  any Real Property located in the United States and owned in fee by a Loan Party on the Closing Date having an estimated fair market value (in the good faith judgment of such Loan Party) exceeding $5,000,000 and any after-acquired Real Property located in the United States owned in fee by a Loan Party having a gross purchase price exceeding $5,000,000 at the time of acquisition.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation,

asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maximum Incremental Facilities Amount”:  at any date of determination, (a) the sum of (i) $150,000,000 plus (ii) an additional amount, if after giving effect to the incurrence of such additional amount, the Borrower would be in compliance with the First Lien Net Leverage Test (assuming the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated First Lien Net Leverage, whether or not such Indebtedness would otherwise be so included), minus (b) the sum of (i) the aggregate principal amount of New Commitments incurred pursuant to Section 2.25 prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 7.2(bb)(i)(a) prior to such date.

“MFN Adjustment”:  as defined in Section 2.25(a).

“Minimum Tender Condition”:  as defined in Section 2.28(b).

“Moody’s”:  Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Morgan Stanley”:  Morgan Stanley Senior Funding, Inc.

“Mortgaged Properties”:  all Material Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgage”:  any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, or any Restricted Subsidiary currently has, or within the past five years has had, an obligation to contribute.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash, Cash Equivalents and Permitted Liquid Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Facility”:  as defined in the definition of “Facility.”

“New Lender”:  as defined in Section 2.25.

“New Loans”:  any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loans”:  as defined in Section 2.25.

“New Commitments”:  as defined in Section 2.25.

“New Term Facility”: any New Commitments to provide New Term Loans and any New Term Loans under a New Facility.

“New Term Lender”:  a Lender that has a New Term Loan.

“New Term Loans”:  as defined in Section 2.25.

“Non-Excluded Taxes”:  as defined in Section 2.20(a).

“Non-Guarantor Subsidiary”:  any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”:  Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Non-US Lender”:  as defined in Section 2.20(d).

“Note”:  any promissory note evidencing any Loan, which promissory note shall be substantially in the form of Exhibit H-1 hereto for Term B1 Loans, Exhibit H-2 hereto for Term B2 Loans and H-3 hereto for Revolving Loans, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“Obligations”:  the unpaid principal of and premium, if any, and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any

Lender (or, in the case of Specified Hedge Agreements or Cash Management Obligations of the Borrower or any of its Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender or any Affiliate of any Lender (or any Affiliate that was a Lender or an Affiliate thereof at the time the documentation with regard to such Specified Hedge Agreements or Cash Management Obligations was entered into)), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of the Subsidiary Guarantors under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Cash Management Obligations.  Notwithstanding anything to the contrary, the “Obligations” shall not include any Excluded Swap Obligations.

“Other Taxes”:  any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment after the initial syndication (other than an assignment made pursuant to Section 2.24) as a result of a connection between the assignor and the jurisdiction imposing the tax other than connections arising from execution of, delivery of, performance under, receipt of payments under, a security interest under, engaging in a transaction under, or enforcement of any Loan Document.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c)(i).

“Patriot Act”:  as defined in Section 10.18.

“Payment Amount”:  as defined in Section 3.5.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a business, division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition described in this clause (c) complies with the following criteria:

(i)no Event of Default pursuant to clause (a), (f) or (g) of Section 8.1 shall be in effect immediately prior or after giving effect to such Acquisition; and

(ii)if the total consideration (other than any equity consideration (including by way of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock)) in respect of such Acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower signed by a Responsible Officer to such effect, together with all relevant financial information for such Subsidiary or asset to be acquired reasonably requested by the Administrative Agent prior to such acquisition to the extent available.

“Permitted Debt Exchange”:  as defined in Section 2.28(a).

“Permitted Debt Exchange Notes”:  as defined in Section 2.28(a).

“Permitted Debt Exchange Offer”:  as defined in Section 2.28(a).

“Permitted Investors”:  the collective reference to the Sponsors and their Affiliates (but excluding any operating portfolio companies of the foregoing), the members of management of Holdings and its Subsidiaries that have ownership interests in Holdings as of the Closing Date, and the directors of Holdings and its Subsidiaries on, or as of no later than 60 days following, the Closing Date.

“Permitted Liquid Investments”:  any of the following:  (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having a rating of at least A-1 from S&P or P-1 1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 24 months after the date of acquisition and Indebtedness and Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, (f) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof, (g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s, (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction including, without limitation, certificates of deposit or bankers’ acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than 24 months from the date of acquisition and (i) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Permitted Other Indebtedness”:  subordinated or senior Indebtedness (which Indebtedness may be unsecured or secured and which, if secured, may either have the same lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued or incurred by any Loan Party, (a) the terms of which do not provide for scheduled principal payments, mandatory prepayments, redemptions or sinking fund payments prior to the date at least 180 days following the Term B2 Maturity Date (or, such later date that is the latest final maturity date of any incremental extensions of credit hereunder) (other than customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default and AHYDO payments), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rates, fees, funding discounts and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrower and its Restricted Subsidiaries than the terms of this Agreement; provided that a certificate of an Authorized Officer of the relevant Loan Party shall be delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the issuance or incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements (which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Borrower within three Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (c) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral and (d) no Subsidiary of the Borrower (other than a Guarantor) shall be an obligor under such Indebtedness.

“Permitted Other Indebtedness Documents”:  all documents and instruments (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Loan Party.

“Permitted Other Indebtedness Obligations”: if any secured Permitted Other Indebtedness is issued or incurred, the collective reference to (a) the unpaid principal of and premium, if any, and interest at the applicable rate provided in the Permitted Other Indebtedness Documents (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) on the indebtedness outstanding thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel that are required to be paid by the Borrower pursuant thereto) or otherwise.

“Permitted Other Indebtedness Secured Parties”:  the holders from time to time of the secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Refinancings”:  with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the weighted average life to maturity of such Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being refinanced that were due on or after the date that is one year following the Term B2 Maturity Date were instead due one year following the Term B2 Maturity Date, (c) if the Indebtedness being refinanced, refunded, modified, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, refunding, modification, renewal or extension is subordinated in right of payment to the Obligations (i) on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, refunded, modified, renewed or extended, (ii) on terms consistent with the then-prevailing market terms for subordination of comparable Indebtedness or then prevailing market terms for subordinated high-yield Indebtedness or (iii) on terms reasonably satisfactory to the Administrative Agent, (d) the terms and conditions (including, if applicable, as to collateral) of any such refinanced, refunded, modified, renewed or extended Indebtedness are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) no Default or Event of Default shall have occurred and be continuing at the time thereof or no Default or Event of Default would result from any such refinancing, refunding, modification, renewal or extension and (f) neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Indebtedness”:  unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Restricted Subsidiary (including guarantees thereof by the Borrower or any Guarantor, as applicable), provided that (a) no scheduled principal payments, mandatory prepayments, redemptions or sinking fund payments of any Permitted Subordinated Indebtedness shall be required prior to the date at least 180 days following the Term B2 Maturity Date (or, such later date that is the latest final maturity date of any incremental extensions of credit hereunder) (other than customary offers to purchase upon a change of control, asset sale and customary acceleration rights upon an event of default and AHYDO payments), (b) the covenants and events of default of such Permitted Subordinated Indebtedness (i) shall be, taken as a whole, customary for Indebtedness of a similar nature as such Permitted Subordinated Indebtedness or (ii) shall otherwise not have been objected to by the Administrative Agent, after the Administrative Agent shall have been afforded a period of five Business Days to review such terms of such Permitted Subordinated Indebtedness, (c) the terms of subordination applicable to any Permitted Subordinated Indebtedness shall be (i) taken as a whole, customary for comparable unsecured subordinated high yield debt securities or (ii) shall otherwise not have been objected to by the Administrative Agent, after the Administrative Agent shall have been afforded a period of five Business Days to review such terms of such Permitted Subordinated Indebtedness and (d) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding any Multiemployer Plan.

“Pledged Securities”:  as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”:  as defined in the Guarantee and Collateral Agreement.

“Prepaid Principal” means, with respect to any Term Loan, the principal amount of such Term Loan that is to be prepaid.

“Prepayment Date” means, with respect to the Prepaid Principal of any Term Loan, the date on which such Prepaid Principal is to be prepaid.

“Prepayment Notice”:  a Prepayment Notice substantially in the form of Exhibit I hereto.

“Prime Rate”:  as defined in the definition of “ABR.”

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Company Costs”:  costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Capital Stock”:  any Capital Stock that is not Disqualified Capital Stock.

“Rate Determination Notice”:  as defined in Section 2.22.

“Ratio Calculation Date”:  as defined in Section 1.3(a).

“Real Estate Collateral”:  Material Real Property on which a Lien is granted pursuant to any Security Document and all real estate interests on which a Lien is required to be granted under Section 6.8.

“Real Property”:  collectively, all right, title and interest of the Borrower or any other Subsidiary in and to any and all parcels of real property owned, leased or operated by the Borrower or any other Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Recovery Event”:  any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in an amount for each such event exceeding $1,000,000.

“Refinancing”:  the repayment of certain existing Indebtedness of the Borrower on the Closing Date as further described in Section 6.9 (other than Existing Letters of Credit that have been deemed issued hereunder).

“Refinancing Amendment”:  as defined in Section 2.29(e).

“Refinancing Effective Date”:  as defined in Section 2.29(a).

“Refinancing Term Loans”:  as defined in Section 2.29(a).

“Refunded Swingline Loans”:  as defined in Section 2.7(b).

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse an Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (i) the date occurring 450 days after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which any Loan Party shall have determined not to acquire assets or make investments useful in the Business with such portion of such Reinvestment Deferred Amount.

“Reinvestment Yield” means, with respect to any Term Loan, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m., New York City time, on the second Business Day preceding the Prepayment Date with respect to the Prepaid Principal of such Term Loan, on the dis play designated as “Page PX1” on the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting online intraday trading in U.S. Treasury securities) for actively traded U.S. Treasury securities having a maturity equal to the period of time from such Prepayment Date through and including the first anniversary of the Closing Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Prepayment Date with respect to such Prepaid Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the period of time from such Prepayment Date through and including the first anniversary of the Closing Date.  Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than period of time from such Prepayment Date through and including the first anniversary of the Closing Date and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such period.  The Reinvestment Yield will be rounded to that number of decimal places used in the interest rate for the Term B2 Loans.

“Release”:  any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Remaining Scheduled Payments” means, with respect to the Prepaid Principal of any Term Loan, all payments of interest thereon that would be due after the Prepayment Date with respect to such Prepaid Principal if prepayment of such Prepaid Principal were made on the first anniversary of the Closing Date and a prepayment premium of 1.00% of such Prepaid Principal, provided that if such Prepayment Date is not an Interest Payment Date, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Prepayment Date and required to be paid on such Prepayment Date pursuant to Section 2.15.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Revolving Facilities”:  as defined in Section 2.29(c).

“Replacement Revolving Facility Commitments”:  as defined in Section 2.29(c).

“Replacement Revolving Facility Effective Date”:  as defined in Section 2.29(c).

“Replacement Revolving Loans”:  as defined in Section 2.29(c).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA with respect to a Single Employer Plan (other than a Single Employer Plan maintained by a Commonly Controlled Entity that is considered a Commonly Controlled Entity only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder as of the date hereof (no matter how such notice requirements may be changed in the future).

“Representatives”:  as defined in Section 10.14.

“Repricing Transaction” shall mean (1) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement) (i) the net proceeds of which are used to prepay or replace, in whole or in part, outstanding principal of the Term Loans, and (ii) the effect of which is to reduce the All-In Yield of such Indebtedness relative to the Term Loans so prepaid or replaced, and (2) any amendment to the Term Loans which has the effect of reducing the All-In Yield applicable to the Term Loans; provided that any refinancing or repricing of the Term Loans in connection with any Transformative Acquisition or in connection with a transaction that would result in a Change of Control shall not constitute a Repricing Transaction.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding and (iii) the New Commitments then in effect in respect of any New Facility that is a revolving credit facility or, if such New Commitments have been terminated, the New Revolving Loans then outstanding.  For purposes of this definition, Required Lenders shall be determined by excluding all Loans and Commitments held or beneficially owned by a Sponsor Affiliated Lender and by a Defaulting Lender.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, any Sanctions, the Foreign Corrupt Practices Act of 1977, the Patriot Act, Trading with the Enemy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and Basel III), in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer (or similar title), controller, secretary or treasurer (or similar title) of Holdings or the Borrower, as applicable, or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title) of Holdings or the Borrower, as applicable.

“Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revolving Commitment Period”:  the period from and including the day following the Closing ~~Date~~ to the Revolving Termination Date.

“Revolving Commitments”:  as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under heading “Revolving Commitment” opposite such Lender’s name on Annex A-2, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $165,000,000.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  as defined in the definition of “Facility.”

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”:  the fifth anniversary of the Closing Date or such earlier date as the Revolving Commitment terminates as provided herein.

“S&P”:  Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sanctions”:  any economic or financial sanctions or trade embargoes imposed, administered or enforced by administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. State Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Bank, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Notes” means the Borrower’s $300,000,000 senior notes due 2024, issued on the Closing Date pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means that certain indenture, dated as of the Closing Date, by and between the Borrower and Deutsche Bank Trust Company Americas, as trustee, as the same may be amended, restated, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Single Employer Plan”:  any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Equity Contribution”:  as defined in Section 8.2.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower or any Subsidiary Guarantor and (ii) any Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.  For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Borrower or any Subsidiary Guarantor and any Lender shall constitute Specified Hedge Agreements.

“Sponsor Affiliated Institutional Lender”:  (x) any investment fund managed or advised by Affiliates of the Sponsor that is a bona fide debt fund and (y) any bank, insurance company, investment bank or commercial finance company that is an Affiliate of the Sponsor, in the case of each clause (x) and (y) that extends credit or buys loans in the ordinary course of business.

“Sponsor Affiliated Lender”: a Sponsor or any Affiliate thereof that is not a Sponsor Affiliated Institutional Lender.

“Sponsors”:  Kohlberg Kravis Roberts & Co. L.P., General Atlantic Service Company, LLC, and their respective Affiliates (but excluding any operating portfolio companies of the foregoing).

“Subordinated Intercompany Note”:  a Subordinated Intercompany Note substantially in the form of Exhibit J hereto.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof.  Unless otherwise qualified, all references to a “Subsid iary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”:  (a) each Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 and of each Revolving Lender to participate in Swingline Loans pursuant to Section 2.7(c) in an aggregate principal amount at any one time outstanding not to exceed $35,000,000.

“Swingline Lender”:  (a) Morgan Stanley, in its capacity as the lender of Swingline Loans or (b) upon the resignation of Morgan Stanley as a Swingline Lender, any Revolving Lender from time to time designated by the Borrower, in its sole discretion, as the Swingline Lender (with the consent of such other Revolving Lender).

“Swingline Loans”:  as defined in Section 2.6(a).

“Swingline Participation Amount”:  as defined in Section 2.7(c).

“Taxes”:  all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B1 Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term B1 Loan to the Borrower on the Amendment No. 1 Effective Date in a principal amount not to exceed the amount set forth under the heading “Term B1 Commitment” opposite such Lender’s name on Annex A-1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto.  The aggregate amount of the Term B1 Commitments is $~~200,000,000~~2,437,673.62.

“Term B1 Facility”:  as defined in the definition of “Facility.”

“Term B1 Lender”:  each Lender that has a Term B1 ~~Commitment or, following the termination of the Term B1 Loan Commitments, has a Term B1~~ Loan outstanding.

“Term B1 Loan”:  as defined in Section 2.1(a).

“Term B1 Maturity Date”:  the fourth anniversary of the Closing Date.

~~“Term B1 Loan”: as defined in Section 2.1(a).~~

“Term B2 Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term B2 Loan to the Borrower on the Amendment No. 1 Effective Date in a principal amount not to exceed the amount set forth under the heading “Term B2 Commitment” opposite such Lender’s name on Annex A-1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto.  The aggregate amount of the Term B2 Commitments is $~~680,000,000~~46,295,610.40.

“Term B2 Facility”:  as defined in the definition of “Facility.”

“Term B2 Lender”:  each Lender that has a Term B2 ~~Commitment or, following the termination of the Term Loan B2 Commitments, has a Term B2~~ Loan outstanding.

“Term B2 Loan”:  as defined in Section 2.1(b).

“Term B2 Maturity Date”:  the seventh anniversary of the Closing Date.

~~“Term B2 Loan”: as defined in Section 2.1.~~

“Term Commitment”:  any Term B1 Commitment, Term B2 Commitment and/or any New Commitments, as applicable.

“Term Facility”:  the Term B1 Facility, Term B2 Facility and/or any New Term Facility, as applicable.

“Term Lender”:  any Term B1 Lender, any Term B2 Lender and/or any New Term Lender, as applicable.

“Term Loan”:  any Term B1 Loan, any Term B2 Loan, any Refinancing Term Loan and/or any New Term Loans, as applicable.

“Term Loan Refinancing” shall mean (i) the repayment (including by conversion to Term B1 Loans) of the Existing Term B1 Loans on the Amendment No. 1 Effective Date and (ii) the repayment (including by conversion to Term B2 Loans) of the Existing Term B2 Loans on the Amendment No. 1 Effective Date.

“Term Percentage”:  as to any Term Lender, prior to the initial funding of the Term Loans, the percentage which the sum of such Lender’s Term Commitments then constitutes of the aggregate Term Commitments or, at any time after the initial funding of the Term Loans, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Test Period”:  on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Tranche”:  as defined in Section 2.25.

“Transferee”:  any Eligible Assignee or Participant.

“Trigger Date”:  as defined in Section 2.12(b).

“Type”:  as to any Loan, its nature as an ABR Loan or Eurocurrency Loan.

“United States”:  the United States of America.

“Unrestricted Cash”:  the sum of all cash, cash Equivalents and Permitted Liquid Investments to the extent not subject to any Lien (other than the Liens described in Section 7.3) to the extent held by Holdings, the Borrower and its Restricted Subsidiaries on the applicable date, in each case determined on a consolidated basis in accordance with GAAP.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Borrower that is designated after the Closing Date by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, such Subsidiary:  (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings, the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings or the Borrower; (c) is a Person with respect to which neither Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof.  Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently redesignate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters; provided, further, that, at the time of each designation or subsequent redesignation, the Borrower shall deliver to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying the Borrower’s compliance with the preceding clauses.

“US Lender”:  as defined in Section 2.20(e).

“Wholly-Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or similar nominal shares) is owned by such Person directly or indirectly through its Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

b.	Other Definitional Provisions

.

i.Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

ii.As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (to the extent such amendments, supplements, restatements or other modifications are not restricted by this Agreement).

iii.The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

iv.The term “license” shall include sub-license.  The term “documents” includes any and all documents whether in physical or electronic form.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

c.	Pro Forma Calculations

.  Solely for purposes of determining whether any action is otherwise permitted to be taken hereunder, the Consolidated Total Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated as follows:

(a)In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

(b)For purposes of making the computation referred to above, if any acquisitions, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, Consolidated EBITDA shall be calculated on a pro forma basis, assuming that all such acquisitions, Dispositions and designations had occurred on the first day of the four-quarter reference period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (j) of and the last proviso of the first sentence of the definition of “Consolidated EBITDA.”  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any acquisition or Disposition, in each case with respect to a business or an operating unit of a business, that would have required adjustment pursuant to this provision, then such ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition or Disposition had occurred at the beginning of the applicable four-quarter period.

d.	Certifications

.  All certifications and other statements made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on behalf of such Loan Party and not in such officer’s, director’s or employee’s individual capacity.

(b)AMOUNT AND TERMS OF COMMITMENTS

a.	Term Commitments

.

i.Subject to the terms and conditions set forth herein, each Term B1 Lender agrees (x) to make a loan to the Borrower denominated in Dollars (a “Term B1 Loan”) on the ~~Closing~~Amendment No. 1 Effective Date in an aggregate amount not to exceed the amount of its Term B1 Commitment~~.~~ and (y) to the conversion of each Converted Term B1 Loan of such Lender into a Term B1 Loan of such Lender as of the Amendment No. 1 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Term B1 Loans immediately prior to such conversion; provided that each Term B1 Loan converted pursuant to clause (y) on the Amendment No. 1 Effective Date shall initially be a Eurocurrency Loan with an Interest Period equal to the remaining Interest Period on the applicable Converted Term B1 Loan immediately prior to the effectiveness of Amendment No. 1.  The Term B1 Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term B1 Loans shall be paid in full no later than the Term B1 Maturity Date.  Each Lender’s Term B1 Commitment shall terminate immediately and without further action on the ~~Closing~~Amendment No. 1 Effective Date after giving effect to the funding of such Term B1 Commitment on such date.

ii.Subject to the terms and conditions set forth herein, each Term B2 Lender agrees (x) to make a loan to the Borrower denominated in Dollars (a “Term B2 Loan”) on the ~~Closing~~Amendment No. 1 Effective Date in an aggregate amount not to exceed the amount of its Term B2 Commitment~~.~~ and (y) to the conversion of each Converted Term B2 Loan of such Lender into a Term B2 Loan of such Lender as of the Amendment No. 1 Effective Date in a principal amount equal to the principal amount of such Lender’s Converted Term B1 Loans immediately prior to such conversion; provided that each Term B2 Loan converted pursuant to clause (y) on the Amendment No. 1 Effective Date shall initially be a Eurocurrency Loan with an Interest Period equal to the remaining Interest Period on the applicable Converted Term B2 Loan immediately prior to the effectiveness of Amendment No. 1.  The Term B2 Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term B2 Loans shall be paid in full no later than the Term B2 Maturity Date.  Each Lender’s Term B2 Commitment shall terminate immediately and without further action on the ~~Closing~~Amendment No. 1 Effective Date after giving effect to the funding of such Term B2 Commitment on such date.

b.	Procedure for Term Loan Borrowing

.  The Borrower shall give the Administrative Agent an irrevocable fully executed Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated ~~Closing~~Amendment No. 1 Effective Date) requesting that the Term Lenders make the Term Loans on the ~~Closing~~Amendment No. 1 Effective Date and specifying the amount to be borrowed and the requested Interest Period, if applicable.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 11:00 A.M., New York City time, on the ~~Closing~~Amendment No. 1 Effective Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in like funds as received by the Administrative Agent equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

c.	Amortization of Term Loans

.

i.The Term B1 Loans of each Term B1 Lender shall be payable in equal consecutive quarterly installments commencing on ~~December~~March 31, ~~2016~~2017 on the last Business Day of each March, June, September and December following the Closing Date in an amount equal to two and one half of one percent (2.50%) of the stated principal amount of the Term B~~1~~2 Loans in effect on the ~~Closing~~Amendment No. 1 Effective Date (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Term B1 Maturity Date; provided, that, with respect to any Term B1 Lender which has a portion of its Term B1 Loan purchased pursuant to Section 2.11(b), the amount of each payment otherwise payable in respect thereof pursuant to this Section 2.3(b) shall be reduced by deducting therefrom an amount equal to the principal amount of the Term B1 Loan so purchased multiplied by two and one half of one percent (2.50%).

ii.The Term B2 Loans of each Term B2 Lender shall be payable in equal consecutive quarterly installments commencing on March 31, 2017 on the last Business Day of each March, June, September and December following the Closing Date in an amount equal to one quarter of one percent (0.25%) of the stated principal amount of the Term B2 Loans in effect on the Amendment No. 1 Effective Date (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Term B2 Maturity Date; provided, that, with respect to any Term B2 Lender which has a portion of its Term B2 Loan purchased pursuant to Section 2.11(b), the amount of each payment otherwise payable in respect thereof pursuant to this Section 2.3(b) shall be reduced by deducting therefrom an amount equal to the principal amount of the Term B2 Loan so purchased multiplied by one quarter of one percent (0.25%).

d.	Revolving Commitments

.

i.Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

ii.The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

e.	Procedure for Revolving Loan Borrowing

.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent a fully executed Borrowing Notice (which notice must be received by the Administrative Agent (i) in the case of Eurocurrency Loans, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date or (ii) in the case of ABR Loans, prior to 10:00 a.m., New York City time, on the proposed Borrowing Date), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7(a).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent.  If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurocurrency Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

f.	Swingline Commitment

.

i.(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (provided that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lenders’ other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments under the Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  The Swingline Loans shall be ABR Loans only.  The Swingline Lender shall not be obligated to make Swingline Loans if (A) it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) any of the Lenders is a Defaulting Lender but, in the case of this clause (B) only to the extent that (i) the Swingline Commitments of such Defaulting Lender may not be reallocated pursuant to clause (a) of Section 2.26 or (ii) other arrangements satisfactory to it and Borrower to eliminate such Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan (including cash collateralization by the Borrower of such Defaulting Lender’s pro rata share of the outstanding Swingline Loans) have not been entered into.

ii.The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

g.	Procedure for Swingline Borrowing; Refunding of Swingline Loans

.

i.Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent a fully executed Borrowing Notice (which notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 P.M., New York City time, New York City time, on the proposed Borrowing Date, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a fully executed Borrowing Notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

ii.The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs such Swingline Lender to act on its behalf), request each Revolving Lender to make, and each such Revolving Lender hereby agrees to make, subject to satisfaction of the conditions set forth in Section 5.2, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender.  In connection with any resignation of the Administrative Agent pursuant to Section 9.10, the Swingline Lender shall request each Revolving Lender to make, and each such Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to the outstanding Swingline Loans made by the retiring Administrative Agent in its capacity as Swingline Lender, such Revolving Loans to be made on the effective date of such resignation.  Each Revolving Lender shall make the amount of Revolving Loans available to the Administrative Agent at the Funding Office in immediately available funds on the date of such request or, if such request is made after 10:00 A.M., New York City time on any Business Day, not later than 10:00 A.M., New York City time, on the next Business Day.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

iii.If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the Borrowing Notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (A) such Revolving Lender’s Revolving Percentage times (B) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

iv.Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

v.Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to pay the Swingline Participation Amount pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

h.	Repayment of Loans

.

i.The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

ii.Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

iii.The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

iv.The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

v.The Borrower shall repay all Existing Term B1 Loans (other than Converted Term B1 Loans) and Existing Term B2 Loans (other than Converted Term B2 Loans) on the Amendment No. 1 Effective Date, together with all accrued interest on all Existing Term B1 Loans and Existing Term B2 Loans to but excluding the Amendment No. 1 Effective Date.

i.	Commitment Fees, etc.

i.The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) for purposes of calculating any fees owing in accordance with this Section 2.9(a), the Available Revolving Commitment for the Swingline Lender shall exclude any outstanding Swingline Loans and (ii) the Swingline Lender shall not be entitled to any commitment fee with respect to its Swingline Commitment separate from that to which it is entitled with respect to its Available Revolving Commitment; provided, further, that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be payable by the Borrower so long as such commitment fee shall otherwise have been due and payable by the Borrower prior to such time of such Lender becoming a Defaulting Lender and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

ii.The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

j.	Termination or Reduction of Revolving Commitments

.  The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments.  Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10 if such termination would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

k.	Optional Prepayments

.

i.The Borrower may at any time and from time to time prepay the Revolving Loans, the Swingline Loans or the Term Loans, in whole or in part, without premium or penalty (except as set forth in clause (d) below), upon delivery of a Prepayment Notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, on the prepayment date, in the case of ABR Loans that are Revolving Loans, Term Loans or Swingline Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Swingline Loans, Revolving Loans, Term Loans or New Loans and (z) whether the prepayment is of Eurocurrency Loans or ABR Loans; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  Upon receipt of any such Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing), together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurocurrency Loans), and in each case shall be subject to the provisions of Section 2.18.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

ii.Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the Borrower and its Subsidiaries, so long as no Default or Event of Default has occurred and is continuing, Holdings, the Borrower and its Subsidiaries may repurchase outstanding Term Loans pursuant to this Section 2.11(b) on the following basis:

1.

Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Holdings or the Borrower and the Auction Agent or (y) open market purchases;

2.

With respect to all repurchases made by Holdings, the Borrower or a Subsidiary of the Borrower, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.11 in an amount equal to the aggregate principal amount of such Term Loans; provided that notwithstanding such characterization as a voluntary prepayment, no such repurchase shall operate to reduce any percentage amount set forth in Section 2.3; provided, further, that such repurchases shall not be subject to the provisions of paragraph (a)  of this Section 2.11, Section 2.18 and Section 2.21;

3.

Upon the purchase by Holdings, the Borrower or any Subsidiary of the Borrower of any Term Loans, automatically and without the necessity of any notice or any other action all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any Term Loan purchased pursuant to this Section 2.11(b), the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation);

4.

failure by Holdings, the Borrower or a Subsidiary of the Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.11(b) shall not constitute an Event of Default under Section 8.1(a);

5.	no proceeds of any Revolving Loans may be used directly to purchase Term Loans;
6.

after giving effect to all Term Loans purchased and cancelled pursuant to this Section 2.11(b), the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders (whether by assignment, participation or other derivative transaction) shall not exceed 25% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect, or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding.

iii.In connection with any optional prepayments by the Borrower of the Loans pursuant to Section 2.11(a) or Section 2.11(b), such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or Eurocurrency Loans; provided that if all Lenders elect to participate in an Offer on a pro rata basis in accordance with their respective principal amounts then due and owing, prepayments pursuant to Section 2.11(b) shall be applied first to ABR Loans to the full extent thereof before application to Eurocurrency Loans.

iv.Notwithstanding anything in this Section 2.11 to the contrary, in the event that the Borrower consummates any Repricing Transaction, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, if such Repricing Transaction is consummated prior to the date that is six months after the ~~Closing~~Amendment No. 1 Effective Date, a premium of 1.00% of the principal amount of the Term Loans subject to such Repricing Transaction.

l.	Mandatory Prepayments

.

i.If any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2) shall be incurred by Holdings, the Borrower or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

ii.If on any date Holdings, the Borrower or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied not later than five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (x) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (y) on the date (the “Trigger Date”) that is six months after any such Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date; provided that unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sales or Recovery Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 in any fiscal year of the Borrower, no such prepayment shall be required pursuant to this Section 2.12(b).

iii.If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2017, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the sum of (A) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year (other than to the extent made with the proceeds of the incur rence of Indebtedness) and solely to the extent accompanied by permanent optional reductions of the Revolving Commitments and (B) all optional prepayments of Term Loans during such fiscal year (including optional prepayments pursuant to Section 2.11(b)), in each case other than to the extent any such prepayment is funded with the proceeds of long-term Indebtedness, toward the prepayment of Term Loans as set forth in Section 2.12(d).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

iv.Amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full.  In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.12, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21.  Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

v.Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its pro rata share (such amount, the “Declined Proceeds”) of any mandatory prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m., on the date that is three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its pro rata share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s pro rata share of the total amount of such mandatory prepayment of Term Loans.  Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election.  Any Declined Proceeds by any Lender shall be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

vi.On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 7.2(aa), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay Term Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

vii.Beginning on the Closing Date, the Borrower shall apply 100% of all cash proceeds net of all fees, commissions, costs and other expenses, from any issuance or incurrence of Refinancing Term Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any net proceeds), no later than three (3) Business Days after the date on which such Refinancing Term Loans and/or Replacement Revolving Facility Commitments are incurred, to prepay Term Loans and/or Revolving Commitments in accordance with Section 2.29.

viii.In the event and on such occasion that the total outstanding Revolving Extensions of Credit exceed the total Revolving Commitments, the Borrower shall prepay Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, deposit in a cash collateral account opened by the

Administrative Agent an amount equal to the necessary aggregate then undrawn and unexpired amount of such Letters of Credit) made to the Borrower, in an aggregate amount equal to the amount by which the Revolving Extensions of Credit exceed the total Revolving Commitments.  Each prepayment shall be applied to the Revolving Loans included in the repaid Loans such that each Revolving Lender receives its ratable share of such prepayment (based upon the respective Aggregate Exposures of the Revolving Lenders at the time of such prepayment).

m.	Conversion and Continuation Options

.

i.The Borrower may elect from time to time to convert Eurocurrency Loans made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Eurocurrency Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Eurocurrency Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

ii.Any Eurocurrency Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and (ii) if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

n.	Minimum Amounts and Maximum Number of Eurocurrency Tranches

.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than twelve Eurocurrency Tranches shall be outstanding at any one time.

o.	Interest Rates and Payment Dates

.

i.Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Base Rate determined for such day plus the Applicable Margin for such Eurocurrency Loan.

ii.Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin for such ABR Loan.

iii.Upon the occurrence and during the continuance of any Event of Default pursuant to Section 8.1(a) or (f), (i) if all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2.00% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2.00%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(c) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

iv.Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

p.	Computation of Interest and Fees

.

i.Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

ii.Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error.  The Administrative Agent shall, at the reasonable request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

q.	Inability to Determine Interest Rate

.  If prior to the first day of any Interest Period for any Eurocurrency Loan:

(c)the Administrative Agent shall have determined (which determination shall be presumptively correct absent demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(d)the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

a.	Pro Rata Treatment and Payments

.

i.Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.  Each payment (other than prepayments) in respect of principal or interest in respect of the Term Loans or New Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders or New Term Lenders, as applicable, pro rata according to the respective amounts then due and owing to such Lenders, other than payments pursuant to Section 2.11(b) or 2.24.

ii.Each mandatory prepayment of the Term Loans shall be allocated between each Term Facility and any New Facility comprising Term Loans, if any, pro rata, except as affected by the opt-out provision under Section 2.12(e).  Each optional prepayment of the Term Loans shall be allocated between the Facilities as directed by the Borrower.  Each optional prepayment of the Term Loans or New Term Loans shall be allocated to the Lenders holding such Loans on a pro rata basis, based on the principal amount of such Loans held by such Lender of the Term Loans or New Term Loans applied to the re maining installments thereof as specified by the Borrower (except for prepayments pursuant to Section 2.11(b) or Section 2.24) and each mandatory prepayment of the Term Loans or New Term Loans shall be allocated to the Lenders holding such Loans on a pro rata basis, based on the principal amount of such Loans held by such Lender of the Term Loans or New Term Loans and shall be applied to the remaining installments thereof in direct order of maturity.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

iii.Each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.  Each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the New Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the New Revolving Loans then held by the New Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letter of Credit.

iv.All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds.  Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

v.Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon, for each day from such Borrowing Date until the date such amount is paid to the Administrative Agent, at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

vi.Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

b.	Requirements of Law

.

i.Except with respect to Taxes, which are addressed in Section 2.20, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

1.

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

2.	shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

ii.If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

iii.A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error.  Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations.

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law regardless of the date enacted, adopted, issued or implemented.

c.	Taxes

.

i.Except as otherwise provided in this Agreement or as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  The term “Non-Excluded Taxes” shall mean Taxes other than (i) net income Taxes, branch profits Taxes and franchise Taxes (and net worth Taxes and capital Taxes imposed expressly in lieu of net income Taxes) imposed on the Administrative Agent or any Lender (A) by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or any Lender (or, in the case of a pass-through entity, any of its beneficial owners) is organized or in which its applicable lending office is located or (B) as a result of a present or former connection between the Administrative Agent or such Lender or beneficial owner and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (ii) any tax, assessment or other governmental charge that would not have been imposed but for a failure by any Lender, the Administrative Agent or any financial institution through which any payment is made to enter into or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning United States accounts maintained by the Lender, the Administrative Agent or any such financial institution or concerning United States ownership of the Lender, or any substantially similar requirement or agreement, if entering into or complying with such requirement or agreement is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge; provided that such certification, documentation, information or other reporting requirement or agreement has been requested by the Borrower.  If any such nonexcluded Taxes or Other Taxes are required to be withheld from any amounts payable by or on behalf of the Borrower or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent, any Issuing Bank or any Lender hereunder, the amounts payable by the applicable Loan Party shall be increased to the extent necessary to yield to the Administrative Agent, such Issuing Bank or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) interest or any such other amounts payable at the rates or in the amounts specified in this Agreement or the relevant Loan Document; provided, however, that the Borrower or any Loan Party under this Agreement and the other Loan Documents shall not be required to pay to or increase any such amounts payable to or in respect of any Lender or the Administrative Agent with respect to any Non-Excluded Taxes or Other Taxes (i) that are attributable to such Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) or the Administrative Agent’s failure to comply with the requirements of paragraph (d) or (e), as applicable, of this Section 2.20, (ii) that are U.S. federal withholding Taxes resulting from any Requirement of Law in effect on the date such Lender becomes a party hereto, unless such Taxes are imposed as a result of any change in facts, occurring after such Lender becomes a party hereto, that is attributable to the Borrower or any Loan Party, except (in the case of an assignment) to the extent that such Lender’s assignor (if any) was entitled, at the time of such assignment, to receive additional amounts from the Borrower or any Loan Party under this Agreement and the other Loan Documents with respect to such Taxes pursuant to this paragraph or (iii) that are U.S. federal withholding Taxes imposed under FATCA.

ii.In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

iii.Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.  The Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any payments by them of Non-Excluded Taxes or Other Taxes (including any incremental taxes, interest or penalties on any such Other Taxes) that become payable by the Administrative Agent, any Issuing Bank or any Lender within thirty days after the Lender, the Issuing Bank or the Administrative Agent delivers to the Borrower (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.

iv.(i) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI, W-8 EXP, W-8BEN, W-8BEN-E or W-8IMY (together with any applicable underlying IRS forms required from each of its beneficial owners) or (ii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a state ment substantially in the form of Exhibit K hereto and two accurate and complete copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8 EXP or W-8IMY (together with any applicable underlying IRS forms required from each of its beneficial owners), or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender.  Each Non-US Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower or any Loan Party make any deduction or withholding for taxes from amounts payable to such Lender.  Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(ii)The Administrative Agent shall deliver to the Borrower, on or before the date on which it becomes the Administrative Agent hereunder, whichever of the following is applicable:  (A) two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Administrative Agent is not subject to backup withholding; or (B) two accurate and complete copies of IRS Form W-8IMY certifying on Part I and Part IV of such IRS Form W-8IMY (or applicable successor form or Parts) that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from the Borrower in its capacity as an intermediary.  The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence.

(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

v.Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding.  Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement.  In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender.  Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

vi.If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes (including any incremental taxes, interest or penalties on any such Other Taxes) as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in good faith in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  In no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid.  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

d.	Indemnity

.  Other than with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) any failure by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto.  A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

e.	Illegality

.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

f.	Change of Lending Office

.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

g.	Replacement of Lenders

.  The Borrower shall be permitted to (a) replace with a financial institution or financial institutions, or (b) prepay, without premium or penalty (but subject to Section 2.21), the Loans of, any Lender that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender or defaults in its obligation to comply with its obligations under Section 3.4 or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial institution or financial institutions shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (C) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial institution or financial institutions, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) if applicable, the replacement financial institution or financial institutions shall consent to such amendment or waiver and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18.

h.	Incremental Loans

.

i.The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan or revolving commitments (the “New Commitments”) hereunder, in an aggregate amount for all such New Commitments not in excess of the Maximum Incremental Facilities Amount.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which date shall be reasonably acceptable to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any New Commitments may elect or decline, in its sole discretion, to provide such New Commitments.

Such New Commitments shall become effective as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and to the making of any Tranche of New Loans pursuant thereto and after giving effect to any Permitted Acquisition or similar Investment consummated in connection therewith (provided, however, that, if the proceeds of any New Loans shall be used for a Permitted Acquisition, the Lenders providing such New Loans may waive any such Default or Event of Default existing on the applicable Increased Amount Date); (ii) the proceeds of any New Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions and Investments permitted under Section 7.7 and prepayments or refinancing of Permitted Other Indebtedness); (iii) the New Loans shall share ratably in the Collateral; (iv) no Lender shall be obligated to provide any portion of any New Commitment; (v) the New Loans that are term loans (“New Term Loans”) shall share ratably or less in any mandatory prepayments of the existing Term Loans; (vi) in the case of any New Term Loans, the maturity date thereof shall not be earlier than the Term B2 Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of Term B2 Loans; (vii) in the case of any New Loans that are revolving loans or commitments (“New Revolving Loans”) the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (viii) the New Revolving Loans shall share ratably or less in any mandatory prepayments of the existing Revolving Loans; (ix) all terms and documentation with respect to any New Loans which differ from those with respect to the Loans under the applicable Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clauses (vi) and (vii) above and the last sentence of this paragraph); (x) such New Loans or New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (xi) with respect to any Mortgages that exist at the time of such New Loans, modifications to such Mortgages may be recorded and the Borrower shall deliver or cause to be delivered any title endorsements reasonably requested by Administrative Agent; (xii) the Borrower shall deliver or cause to be delivered any customary legal opinions, including legal opinions from local counsel with respect to any mortgage modifications, or other documents reasonably requested by Administrative Agent in connection with any such transaction, including any supplements or amendments to the Security Documents providing for such New Loans to be secured thereby; (xiii) with respect to any New Term Loans incurred on or prior to the date that is 18 months after the Closing Date, if the All-In Yield relating to the New Term Loans exceeds the All-In Yield then in effect with respect to the Term B2 Loans by more than 50 basis points the Applicable Margin relating to (x) the existing Term B2 Loans shall be adjusted so that the All-In Yield relating to such New Term Loans does not exceed the All-In Yield applicable to the existing Term B2 Loans by more than 50 basis points (the amount of any such adjustment, the “MFN Adjustment”) and (y) the All-In Yield applicable to the existing Term B1 Loans shall be adjusted by an amount equal to the MFN Adjustment; (xiv) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such

New Loans; and (xv) the New Loans shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral.  Any New Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans or Revolving Loans, as applicable, outstanding on the date on which such New Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans or Revolving Loans, as applicable, for all purposes of this Agreement, except as the relevant Joinder Agreement otherwise provides.  For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement.

ii.On any Increased Amount Date on which any New Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Commitment.

iii.The terms and provisions of the New Commitments of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Loans and for purposes of this Agreement, any New Loans or New Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

i.	Certain Provisions Regarding Defaulting Lenders

.  Notwithstanding anything to the contrary contained in this Agreement, if any Swingline Commitment or L/C Commitment exists at the time a Revolving Lender becomes a Defaulting Lender (such Lender, a “Defaulting Revolving Lender”) then:

(a)

all or any part of such Swingline Commitment and L/C Commitment shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent (i) the sum of all non-Defaulting Revolving Lenders’ Revolving Extensions of Credit plus such Defaulting Revolving Lender’s Revolving Extensions of Credit do not exceed the total of all non-Defaulting Revolving Lenders’  Revolving Commitments, (ii) the Revolving Extension of Credit of any such non-Defaulting Revolving Lender does not exceed such Revolving Lender’s Revolving Commitment after giving effect to the reallocation and (iii) the conditions set forth in Section 5.2 are satisfied at such time;

(b)

if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall (i) first, within one Business Day following notice by the Administrative Agent, prepay any outstanding Swingline Loans to the extent the Swingline Commitments related thereto have not been reallocated pursuant to clause (a) above and (ii) second, within five Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Revolving Percentage of the L/C Commitment (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such L/C Commitment is outstanding; and

(c)

if the L/C Commitment of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9 and Section 3.3 shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Percentages.

j.	Extended Loans

.

i.Notwithstanding anything to the contrary in this Agreement, the Borrower may at any time and from time to time request that all or a portion of a class of Loans (an “Existing Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.27.  In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established which shall be identical to the class of Loans from which such Extended Loans are to be converted except that:

1.

all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the class of Loans being converted to the extent provided in the applicable Loan Extension Amendment;

2.

the interest margins with respect to the Extended Loans may be different from the interest margins for the class of Loans being converted and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;

3.

the Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity of all classes of Loans in effect on the effective date of the Loan Extension Amendment immediately prior to the establishment of such Extended Loans; and

4.

no Extended Loans may be optionally prepaid prior to the date on which the Loans under the class from which they were converted are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the Loans under such class that were not converted.

Any Extended Loans converted pursuant to any Extension Request shall be designated as a class of Extended Loans for all purposes of this Agreement; provided that any Extended Loans converted may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established  class of Extended Loans.

ii.The Borrower shall provide the applicable Extension Request to all Lenders of such class that is subject to the Extension Request at least five (5) Business Days prior to the date on which Lenders under such class being converted are requested to respond.  No Lender shall have any obligation to agree to have any of its Loans of such class converted into Extended Loans pursuant to any Extension Request.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans under such class being converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans of such class which it has elected to request be converted into Extended Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent).  In the event that the aggregate amount of Loans under such class being converted exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans included in each such Extension Election. Notwithstanding the conversion of any Loans, if such extension relates to the Revolving Commitments, such Extending Lender shall be treated identically to all other Revolving Lenders for purposes of determining its pro rata share of any borrowing or repayment of Revolving Loans and the obligations of a Revolving Lender in respect of Swingline Loans and Letters of Credit, except that the applicable Loan Extension Amendment may provide that the maturity date of such Swingline Loans and/or L/C Commitment may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

iii.Extended Loans shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender).  Each Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.  In connection with any Loan Extension Amendment, the Loan Parties and the Collateral Agent shall enter into confirmations or reaffirmations to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Loans are provided with the benefit of the applicable Security Documents.

k.	Permitted Debt Exchanges

.

i.Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans under one or more classes of Term Loans (as determined by the Borrower) on the same terms, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied:  (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple classes without specifying a maximum aggregate principal amount offered to be exchanged for each class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) of each applicable class based on their respective aggregate principal amounts of outstanding Term Loans under each such class, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent and (vii) any applicable Minimum Tender Condition shall be satisfied.

ii.With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.28, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or 2.12, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable classes be tendered.  Upon the consummation of any Permitted Debt Exchange, the outstanding principal amount of the applicable class of Term Loans shall automatically be deemed reduced in an aggregate amount equal to the principal amount of Term Loans exchanged in such Permitted Debt Exchange.

iii.In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.28 and without conflict with Section 2.28(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

iv.The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

l.	Refinancing Amendments

.

i.Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all proceeds of which are used to refinance in whole or in part any class of Term Loans pursuant to Section 2.12(g).  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

1.	before and after giving effect to the Borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 5.2 shall be satisfied;
2.	the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;
3.	the weighted average life to maturity of such Refinancing Term Loans shall be no shorter than the then-remaining weighted average life to maturity of the refinanced Term Loans;
4.	the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
5.

all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (optional prepayment or mandatory prepayment or redemption terms shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

6.	there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;
7.	Refinancing Term Loans shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral; and
8.

Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.12(g)) hereunder, as specified in the applicable Refinancing Amendment.

ii.The Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 10.6 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established class of Term Loans made to the Borrower.

iii.Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any class of Revolving Commitments under this Agreement.  Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

1.

before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 5.2 shall be satisfied;

2.

after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

3.

no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Termination Date for the Revolving Commitments being replaced;

4.

all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than those, taken as a whole, applicable to the Revolving Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Revolving Termination Date or are otherwise reasonably acceptable to the Administrative Agent);

5.	there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and
6.	Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral.

Solely to the extent that an Issuing Bank is not a replacement issuing bank, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank, as the case may be, at the time of the establish ment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank, as the case may be, in its sole discretion.  The Borrower agrees to reimburse each Issuing Bank, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

iv.The Borrower may approach any Lender or any other person that would be a permitted assignee of a Revolving Facility Commitment pursuant to Section 10.6 to provide all or a portion of the Replacement Revolving Facility Commitments; provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established class of Revolving Facility Commitments.

v.The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments.  For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have a Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.29), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of clause (a) of the definition of Maximum Incremental Facilities Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clause (a) or (c) above, as applicable and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term Loans and other Obligations.

vi.Each party hereto hereby agrees that, upon the Refinancing Effective Date of any Refinancing Term Loans or Replacement Revolving Facility Commitments, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans or Replacement Revolving Facility Commitments evidenced thereby as provided for in Section 10.1.  Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.29 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

(e)LETTERS OF CREDIT

a.	L/C Commitment

.

i.Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) under the Revolving Commitment for the account of the Borrower or any Guarantor (it being understood that the Borrower shall remain primarily responsible for any Letter of Credit issued for the account of any Guarantor) on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the Revolving Extensions of Credit of such Issuing Bank would exceed such Issuing Bank’s Revolving Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a customary manner agreed to by the Borrower and the Issuing Bank acting reasonably; provided that the obligations of L/C Participants pursuant to Section 3.4 shall no longer apply to any such Letter of Credit); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided, further, that in the event there is a Defaulting Lender, the Issuing Bank shall not be required to issue a Letter of Credit to the extent (x) the Defaulting Lender’s pro rata share of L/C Commitment may not be reallocated pursuant to Section 2.26(a) or (y) the Issuing Bank has not otherwise entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including the Borrower cash collateralizing such Defaulting Lender’s pro rata share of the L/C Obligations.

ii.No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any applicable Requirement of Law.

b.	Procedure for Issuance of Letter of Credit

.  The Borrower may from time to time request that the relevant Issuing Bank issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Bank at its address for notices specified to the Borrower by such Issuing Bank an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request.  Upon receipt of any Application, the relevant Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Bank shall any Issuing Bank be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower.  Such Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof.  Each Issuing Bank shall prompt ly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

c.	Fees and Other Charges

.

i.The Borrower will pay a fee on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time.  In addition, the Borrower shall pay to each Issuing Bank for its own account a fronting fee on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower separately agreed to by the Borrower and such Issuing Bank (but in any event not to exceed 0.25% per annum), payable quarterly in arrears on each Fee Payment Date after the issuance date.

ii.In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Bank for costs and expenses agreed by the Borrower and such Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

d.	L/C Participations

.

i.Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Bank thereunder.  Each L/C Participant agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Bank upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed; provided that, nothing in this paragraph shall relieve the Issuing Bank of any liability resulting from the gross negligence or willful misconduct of the Issuing Bank.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

ii.If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the relevant Issuing Bank submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error.

iii.Whenever, at any time after any Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

e.	Reimbursement Obligation of the Borrower

.  The Borrower agrees to reimburse each Issuing Bank on the Business Day following the date on which such Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Bank at the Borrower’s request and paid by such Issuing Bank for the amount of (a) such draft so paid and (b) any Non-Excluded Taxes and Other Taxes (other than Taxes in respect of which the Borrower or any Loan Party under this Agreement and the other Loan Documents would not be required to pay increased amounts pursuant to Section 2.20(a) if such Non-Excluded Taxes or Other Taxes were withheld), fees, charges or other costs or expenses reasonably incurred by such Issuing Bank in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to such Issuing Bank at its address for notices specified to the Borrower and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c).

f.	Obligations Absolute

.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Bank, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Bank that such Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Bank, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees or agents.  No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees or agents.  The Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.

g.	Letter of Credit Payments

. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower of the date and amount thereof.  The responsibility of such Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Bank shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to the examination of the documents (including each draft) delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions with such Letter of Credit.  As between the Borrower and Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any acts by a Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.

h.	Applications; Resignation or Replacement of Issuing Bank

.

i.To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

ii.An Issuing Bank may be replaced as Issuing Bank upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and an Issuing Bank that is the Administrative Agent hereunder shall resign as set forth in Section 9.10(c).  An Issuing Bank may be replaced at any time by written agreement among the Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

i.	Existing Letters of Credit

. The parties hereto agree that each Existing Letter of Credit shall be deemed to be issued hereunder and shall constitute a Letter of Credit for all purposes under this Agreement, without any further action by the Borrower or any Existing Issuing Bank.

(f)REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings (to the extent applicable) and the Borrower hereby jointly represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be made on the Closing Date and on the date of each borrowing of Loans or issuance, extension or renewal of a Letter of Credit hereunder that:

a.	Financial Condition

.

i.The audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related statements of income and of cash flows for the fiscal years ended on such dates reported on by and accompanied by an unqualified report from (the “Historical Financial Statements”), present fairly in all material respects the financial condition of Holdings and its Subsidiaries as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended.  All such finan cial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

ii.[Reserved~~.~~].

b.	No Change

.  There has been no event, development or circumstance since December 31, 2015 that has had or would reasonably be expected to have a Material Adverse Effect.

c.	Existence; Compliance with Law

.  Except as set forth in Schedule 4.3, each of Holdings, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation (other than any Immaterial Subsidiaries), (ii) has the corporate or organizational power and authority, and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

d.	Corporate Power; Authorization; Enforceable Obligations

.

i.Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder.  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

ii.No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17.

iii.Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock is governed by the Uni form Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

e.	No Legal Bar

.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of the Loan Parties, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Borrower or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

f.	No Material Litigation

.  Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, likely to be commenced within a reasonable time period against the Borrower or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

g.	No Default

.  No Default or Event of Default has occurred and is continuing.

h.	Ownership of Property; Liens

.  Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property) in each case, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents.  Schedule 4.8 lists all Real Property which is owned or leased by any Loan Party as of the Closing Date.

i.	Intellectual Property

.  Each of the Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Borrower or any Restricted Subsidiary and neither the Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement which would limit, cancel or question the validity of the Borrower’s or any Restricted Subsidiary’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect.  To Borrower’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by the Borrower or its Restricted Subsidiaries of any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries or the validity or effectiveness of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, the use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

j.	Taxes

.  Each of Holdings, the Borrower and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

k.	Federal Regulations

.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.  If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

l.	ERISA

.

i.Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:  (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) with respect to periods beginning on or after January 1, 2008 or an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the material applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen on the assets of Holdings, the Borrower or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of Holdings, the Borrower or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of Holdings, the Borrower or any of its Restricted Subsidiaries would become subject to any liability under ERISA if the Borrower or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, no Multiemployer Plan is in Reorganization or Insolvent.

ii.Holdings, the Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to pay money.

m.	Investment Company Act

.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

n.	Subsidiaries

.

i.The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Borrower at the date of this Agreement.  Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

ii.As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Restricted Subsidiaries.

o.	Environmental Matters

.  Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

p.	Accuracy of Information, etc

.  As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

q.	Security Documents

.

i.The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealings; provided that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Property expressly excluded from the definition of “Collateral” as set forth in the Guarantee and Collateral Agreement (the “Excluded Collateral”).  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement (other than Excluded Capital Stock) when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent, (ii) the Intellectual Property registrations and applications described in the Guarantee and Collateral Agreement, when applicable intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office are made with respect to the security interest of the Collateral Agent, and (iii) the other Collateral described in the Guarantee and Collateral Agreement (other than Excluded Collateral, deposit accounts and securities accounts), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (as such schedule may be supplemented by the Borrower from time to time to reflect the acquisition or creation of new Subsidiaries, if applicable) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 7 to the Guarantee and Collateral Agreement are made, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements and the filings specified on Schedule 7 to the Guarantee and Collateral Agreement, and through the delivery of the Pledged Securities), as security for the Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.3 which by operation of law or contract would have priority over the Liens securing the Obligations and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

ii.Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

r.	Solvency

.   As of the Closing Date, the Loan Parties are (on a consolidated basis), and after giving effect to the Refinancing will be, Solvent.

s.	Patriot Act; Foreign Corrupt Practices Act

.  To the extent applicable, each Loan Party and its respective officers and employees, and to the knowledge of each Loan Party, their directors and agents, is in compliance, in all material respects, with (i) Sanctions, including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act and (iii) the Foreign Corrupt Practices Act of 1977, as amended and other applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

t.	Sanctioned Persons

.  None of the Borrower, any Guarantor, any of their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any Sanctions; and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or Letters of Credit in violation of Sanctions or otherwise make available such proceeds to any Person in violation of any Sanctions.

(g)CONDITIONS PRECEDENT

a.	Conditions to Initial Extension of Credit

.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)

Credit Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, Holdings, the Borrower, the Lenders party hereto and the Issuing Bank and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b)	Senior Notes. The Borrower shall have received aggregate gross proceeds of $300,000,000 from the consummation of the offering of the Senior Notes.
(c)

Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer or president on behalf of Holdings, substantially in the form of Exhibit L hereto.

(d)

Lien Searches.  The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(e)

Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit M hereto, with appropriate insertions and attachments.

(f)

Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of (i) Bass, Berry & Sims PLC, special counsel to the Loan Parties, and (ii) Mintz Levin Cohn Ferris Glovsky and Popeo PC, special New York and Massachusetts counsel to the Loan Parties.

(g)

Pledged Stock; Stock Powers.  The Collateral Agent shall have received the certificates, if any, representing the shares of Capital Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(h)

Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein, shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(i)	Insurance. The Administrative Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 6.5(c).
(j)

Patriot Act.  The Lenders shall have received from each of the Loan Parties documentation and other information requested by any Lender no less than 3 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(k)

Representations and Warranties.  The representations and warranties in Section 4 shall be true and correct in all material respects except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality.

(l)

Transaction Costs.  All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation payable to the Lead Arrangers, the Administrative Agent, the Collateral Agent or the Lenders shall have been paid to the extent due and invoiced on or prior to the Closing Date.

(m)

Financial Statements.  The Administrative Agent and the Lead Arrangers shall have received from Holdings (i) the Historical Financial Statements, (ii) unaudited financial statements for any interim period or periods of Holdings ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, (iii) to the extent reasonably requested by the Lead Arrangers or the Administrative Agent, customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) customary pro forma financial statements, in form reasonably satisfactory to the Lenders.

(n)	No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(o)	Borrowing Notice. The receipt by the Administrative Agent of a fully executed Borrowing Notice.

(p)

Flood. A completed “Life-of-Loan” Federal Emergency Management Agency flood hazard determination with respect to each Material Real Property together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and, with respect to any Material Real Property which is located in a special flood hazard area, evidence of flood insurance as required by this Agreement.

(q)

Closing Date Refinancing. Prior to, or consummated substantially concurrently with, the Closing Date, the Closing Date Refinancing shall have been consummated and all commitments in respect thereof, and any security interests and guaranties granted in connection therewith, if any, shall have been terminated and released (or have been authorized to be released pursuant to a customary payoff letter or provision shall have been made for the repayment or constructive discharge of such Indebtedness).

Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Joinder Agreement and funding its Term Loan, Revolving Loan or any New Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, the Required Lenders or any Lender, as applicable, on the Closing Date or as of the date of the funding of such Term Loan, Revolving Loan or New Loan.

b.	Conditions to Each Revolving Loan Extension of Credit After Closing Date

.  The agreement of each Lender to make any Revolving Loan or to issue any Letter of Credit hereunder on any date (including the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof.

(b)No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)Borrowing Notice.  The receipt by the Administrative Agent of a fully executed Borrowing Notice.

Each borrowing of a Revolving Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

(h)AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on customary terms agreed to by the Borrower and the applicable Issuing Bank acting reasonably) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

a.	Financial Statements

.  Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform):

(a)within 120 days after the end of each fiscal year of the Holdings, commencing with the fiscal year ending December 31, 2016, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)within 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with the fiscal quarter ending September 30, 2016, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing after the first full fiscal year after the Closing Date, in comparative form the figures as of the end of and for the corresponding period in the previous year (including for any year prior to the Closing Date, in comparative form to the Business whether or not included in the financial statements of Holdings), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on Holdings' behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

b.	Certificates; Other Information

.  Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (g), to the relevant Lender:

(a)[Reserved];

(b)within five (5) Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred and (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date);

(c)not later than 120 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”)); provided that at any time the Borrower or Holdings is subject to the reporting requirements set forth in Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Administrative Agent shall deliver the Annual Operating Budget only to “private-side” Lenders (i.e., Lenders that wish to receive material non-public information with respect to any Loan Party or its securities for purposes of United States federal or state securities laws).

(d)promptly after the same are sent, copies of all financial statements and material reports that the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e)[Reserved];

(f)[Reserved]; and

(g)promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, another relevant website or other information platform (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Holdings, the Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their securities).  Each of Holdings and the Borrower agrees to use commercially reasonable efforts to designate all information provided to Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to public lenders by written notice to the

Administrative Agent indicating that such information does not contain material non-public information with respect to Holdings, the Borrower, their respective Subsidiaries or their respective securities.  If Holdings or the Borrower has not so indicated whether a document or notice delivered pursuant to this Section 6.2 contains material non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, the Borrower, their respective Subsidiaries and their respective securities.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark documents as public and agrees that financial statements required to be delivered pursuant to Section 6.1 and, unless it otherwise notifies the Administrative Agent, all Loan Documents (including notices and amendments thereto) may be posted to the “public-side” Lenders.

c.	Payment of Taxes

.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

d.	Conduct of Business and Maintenance of Existence, etc.; Compliance

.  Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

e.	Maintenance of Property; Insurance

.

i.Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

ii.In the Borrower’s reasonable business judgment, take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by the Borrower or its Restricted Subsidiaries, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

iii.Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.  All such insur ance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Administrative Agent as insured party or loss payee.

iv.With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages, if any) are located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazards area and in which flood insurance has been made available under the Flood Insurance Laws, obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the Flood Insurance Laws, as it may be amended from time to time.

f.	Inspection of Property; Books and Records; Discussions; Lender Meetings

.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material financial dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that such visits shall be coordinated by the Administrative Agent),  (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries (provided that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per fiscal year except during the continuance of an Event of Default), and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants (provided that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).

Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

g.	Notices

.  Promptly upon a Responsible Officer of the Borrower or any Subsidiary Guarantor obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)the occurrence of any Default or Event of Default;

(b)any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case,

would reasonably be expected to have a Material Adverse Effect;

(c)the following events, that would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any Subsidiary Guarantor knows thereof:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which might constitute grounds for a termination of such Single Employer Plan under Title IV of ERISA, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan on the assets of Holdings, the Borrower or any of its Restricted Subsidiaries or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money;

(d)any development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(e)the acquisition of any Property after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.8.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

h.	Additional Collateral, etc.

i.[Reserved].

ii.With respect to any fee interest in any Material Real Property acquired after the Closing Date by any Loan Party (other than Excluded Real Property), within 90 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition to the Collateral Agent and promptly execute and deliver a first priority Mortgage (subject to liens permitted by Section 7.3) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such Real Property (provided that no Mortgage nor survey shall be required if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the

Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount at least equal to the purchase price of such Real Property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (C) provide to the Administrative Agent a “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and if any portion of the improvements on the owned Property is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Insurance Laws, (x) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or applicable Subsidiary Guarantor and (y) certificates of coverage under, and a declaration page relating to, the insurance policies required by Section 6.5(d) in form and substance satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

iii.With respect to any new Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that ceases to be an Excluded Subsidiary) by any Loan Party, within 60 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (iv) upon the reasonable request of the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance similar to the opinions delivered at the Closing Date.

iv.With respect to any Capital Stock of any new First Tier Foreign Subsidiary or Foreign Subsidiary Holding Company (other than Excluded Capital Stock) that is created or acquired after the Closing Date by any Loan Party, within 60 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Capital Stock) that is owned by such Loan Party and (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than any Excluded Capital Stock), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect or ensure appropriate priority the Lien of the Collateral Agent thereon.

v.Notwithstanding anything in this Section 6.8 to the contrary, neither the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to perfect the security interest in the Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

vi.Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated.

vii.From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby.  Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

i.	Use of Proceeds

.  The proceeds of the Term Loans shall be used~~, together with the proceeds of the Senior Notes, to (i) repay all indebtedness existing under the Existing First Lien Credit Agreement, (ii) repay all indebtedness existing under the Existing Second Lien Credit Agreement, (iii) fund cash to the balance sheet of the Borrower and (iv~~ to (i) finance the Term Loan Refinancing; provided that (x) the proceeds of the Term B1 Loans made on the Amendment No. 1 Effective Date shall be used for the repayment of Existing Term B1 Loans that are not Converted Term B1 Loans and (y) the proceeds of the Term B2 Loans made on the Amendment No. 1 Effective Date shall be used for the repayment of Existing Term B2 Loans that are not Converted Term B2 Loans and (ii) and pay related fees and expenses.  The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used to finance Permitted Acquisitions and Investments permitted hereunder and/or for other general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement.

j.	Post-Closing Undertakings

.  Within the time period specified on Schedule 6.10 (or such later date to which the Administrative Agent consents), comply with the provisions set forth in Schedule 6.10.

k.	Maintenance of Ratings

.  The Borrower shall use commercially reasonable efforts (a) to obtain, to the extent not obtained prior to the Closing Date, ratings issued by Moody’s and S&P with respect to the senior secured debt Facility and (b) to maintain such ratings with each of Moody’s and S&P (including meeting with Moody’s and S&P as required and paying any commercially reasonable fees as required by such rating agencies to maintain such ratings).

l.	Further Assurances

.  At any time and from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrower and the Guarantors (subject to limitations contained in the Loan Documents with respect to Excluded Collateral).

m.	Changes in Fiscal Periods

.  Maintain a fiscal year end of December 31 and a fiscal quarter end that is consistent with Borrower’s current practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent.

n.	Lines of Business

.  Maintain a line of business, either directly or through any of its Restricted Subsidiaries, that is reasonably related to or reasonably extended from its line of business as in effect on the Closing Date.

o.	Compliance with Sanctions, Anti-Money Laundering and Anti-Corruption Laws

.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, anti-money laundering laws and applicable Sanctions.

(i)NEGATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on customary terms agreed to by the Borrower and the applicable Issuing Bank acting reasonably) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), Holdings and the Borrower shall not, and shall not permit any of their Restricted Subsidiaries to:

a.	Financial Covenant

.

Consolidated First Lien Net Leverage Ratio.  Permit the Consolidated First Lien Net Leverage Ratio as ~~at~~of the last day of any Test Period ending on the dates set forth below to be in excess of the ratio set forth opposite such date below:

Period Ending	Ratio
September 30, 2016	6.125:1.00
December 31, 2016	6.125:1.00
March 31, 2017	6.125:1.00
June 30, 2017	6.125:1.00
September 29, 2017	6.125:1.00
December 31, 2017	6.125:1.00
March 30, 2018	5.625:1.00
June 29, 2018	5.625:1.00
September 28, 2018	5.625:1.00
December 31, 2018	5.625:1.00
March 29, 2019	5.125:1.00
June 28, 2019	5.125:1.00
September 27, 2019	5.125:1.00
December 31, 2019	5.125:1.00
March 27, 2020	4.625:1.00
Each Test Period ending thereafter	4.625:1.00

b.	Indebtedness

.  Create, issue, incur, assume, or permit to exist or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness or issue any shares of Disqualified Capital Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Capital Stock:

The foregoing limitations will not apply to:

(a)Indebtedness of Holdings, the Borrower and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)Indebtedness (i) of Holdings to the Borrower or any Restricted Subsidiary, of the Borrower to Holdings or any Restricted Subsidiary, or of any Subsidiary Guarantor to Holdings, the Borrower or any Restricted Subsidiary, provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Obligations pursuant to the Subordinated Intercompany Note and (ii) of any Non-Guarantor Subsidiary to any other Non- Guarantor Subsidiary;

(c)Capital Lease Obligations and purchase money Indebtedness secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed the greater of $50,000,000 and 2.25% of Consolidated Total Assets at any one time outstanding;

(d)Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e)Guarantee Obligations (i) by Holdings, the Borrower or any of their respective Restricted Subsidiaries of obligations of Holdings, the Borrower or any Subsidiary Guarantor otherwise permitted to be incurred by such Borrower or such Subsidiary Guarantor and (ii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary, provided in each case that if such Indebtedness is required to be unsecured and/or subordinated to the Obligations hereunder, such Guarantee Obligations shall also be unsecured and/or subordinated to the Obligations;

(f)Indebtedness of Holdings, the Borrower or any of their respective Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Holdings, the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)(A) Indebtedness of any joint venture or Non-Guarantor Subsidiary owing to the Borrower or any Guarantor and (B) Guarantee Obligations of Holdings, the Borrower or any Subsidiary Guarantor of Indebtedness of any joint venture or Non-Guarantor Subsidiary, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Sections 7.7(c), (h), (k), (m), (u) or (x);

(h)Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i)Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $300,000,000, (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness and (iii) any Permitted Refinancing thereof;

(j)additional Indebtedness of Holdings, the Borrower or any of their respective Restricted Subsidiaries in an aggregate principal amount (for Holdings, the Borrower and all Restricted Subsidiaries), not to exceed the greater of $50,000,000 and 2.25% of Consolidated Total Assets at any time outstanding;

(k)Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business, in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding which Indebtedness may be secured by assets not constituting Collateral;

(l)Indebtedness of Holdings, the Borrower or any of their respective Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)Indebtedness incurred by Holdings, the Borrower or any of their respective Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(o)Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6; provided that such Indebtedness is subordinated to the Obligations pursuant to an Subordinated Intercompany Note subject to similar terms as may be accepted by the Administrative Agent or on such other terms reasonably satisfactory to the Administrative Agent;

(p)Indebtedness of the Borrower or any Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(q)Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(r)(i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money, and (ii) Guarantee Obligations in respect of Indebtedness of joint ventures to the extent such Guarantee Obligations are permitted as Investments by Section 7.7;

(s)Indebtedness or Disqualified Capital Stock of (x) Holdings, the Borrower or a Restricted Subsidiary incurred or issued to finance a Permitted Acquisition or (y) Persons that are acquired by Holdings, the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof; provided that after giving effect to such acquisition or merger, Holdings and the Borrower shall be in compliance with the First Lien Net Leverage Test (assuming for purposes of this clause (s) that the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated First Net Leverage (excluding for purposes of such calculation Indebtedness comprised of Capital Lease Obligations and purchase money Indebtedness that could otherwise have been incurred by the Loan Parties under Section 7.2(c) prior to such acquisition or merger) regardless of whether or not such Indebtedness is secured by Liens on a pari passu basis with the Obligations);

(t)Indebtedness of any Receivables Subsidiary in respect of any Receivables Facility;

(u)(i) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings, the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(v)Indebtedness issued by Holdings, the Borrower or any Restricted Subsidiary to the officers, directors and employees of Holdings, the Borrower or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6(e);

(w)Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(x)all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (w) above and clauses (y) through (dd) below;

(y)additional Indebtedness so long as, at the time of incurrence thereof, Holdings and the Borrower shall be in compliance with the Consolidated Total Net Leverage Test; provided that Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this clause (y) shall not exceed $25 million at any one time outstanding;

(z)(i) Indebtedness of Holdings, the Borrower or any of their respective Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements) of Holdings, the Borrower or any of their respective Restricted Subsidiaries; and

(aa)Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 2.12(f); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;

(bb)Indebtedness in respect of (i) Permitted Other Indebtedness; provided that, at the Borrower’s election, either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount if such Permitted Other Indebtedness is incurred under Section 2.25 or (b) if such Permitted Other

Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after receipt thereof to repurchase, repay, redeem or otherwise defease Indebtedness permitted hereunder and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness,” and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations;

(cc)(i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.28 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”; and

(dd)Indebtedness not to exceed $35,000,000 incurred pursuant to a sale and leaseback arrangement permitted under Section 7.10.

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses.

c.	Liens

.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)Liens arising under (i) the Loan Documents securing the Obligations, (ii) the Permitted Other Indebtedness Documents securing Permitted Other Indebtedness Obligations permitted to be incurred under Section 7.2(aa), 7.2(bb) or 7.2(cc), and (iii) the documents securing Indebtedness permitted to be incurred under Section 7.2(j); provided that, in the case of Liens securing Permitted Other Indebtedness Obligations pursuant to subclause (ii) above and Indebtedness pursuant to subclause (iii) above, the applicable secured parties or Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Loan Parties, taken as a whole, than the terms and conditions of the Security Documents and the Collateral Agent, the Administrative Agent and the representative(s) for the holders of such Indebtedness or Permitted Other Indebtedness Obligations, as applicable, shall have entered into customary intercreditor arrangements (taking into consideration whether such Indebtedness or Permitted Other Indebtedness Obligations, as applicable, are secured by a Lien ranking pari passu with or junior to the Lien securing the Obligations); without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties such customary intercreditor agreements as contemplated by this Section 7.3(a);

(b)Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or any of their respective Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(c)landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(d)pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)deposits and other Liens to secure the performance of bids, government, trade and other similar contracts

(other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any of their respective Restricted Subsidiaries;

(g)Liens (i) in existence on the date hereof listed on Schedule 7.3(g) (or to the extent not listed on such Schedule 7.3(g), where the fair market value of the Property to which such Lien is attached is less than $2,500,000), and (ii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of Holdings, the Borrower or any Restricted Subsidiary after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(h)(i) Liens securing Indebtedness of Holdings, the Borrower or any Restricted Subsidiary incurred pursuant to Sections 7.2(c) and (q); provided that:

(A) in the case of any such Liens securing Indebtedness permitted under Sections 7.2(c), (x) such Liens shall be created substantially concurrently with, or within 90 days after, the acquisition of the assets financed by such Indebtedness and (y) such Liens do not at any time encumber any Property of Holdings, the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof; and

(B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(q), such Liens do not encumber any Property other than cash paid to or posted as collateral for any such insurance company in respect of such insurance, and

(ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(h) in whole or in part securing such Indebtedness as specified in clause (i); provided that such extension, renewal or replacement shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus improvements on such property, if any) and that the principal amount of Indebtedness secured thereby is not increased;

(i)Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j)Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder, in each case securing Indebtedness permitted by Section 7.2(s), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(k)Liens on Property of Non-Guarantor Subsidiaries or the Capital Stock of Non-Guarantor Subsidiaries owned by any Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such entities, including Indebtedness permitted by Section 7.2(k);

(l)receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods and (ii) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(n)Liens arising out of consignment or similar arrangements for the sale by Holdings, the Borrower or any of their respective Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of their respective Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)Liens upon specific items of inventory or other goods and proceeds of Holdings, the Borrower or any of their respective Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)any interest or title of a lessor under any leases or subleases entered into by Holdings, the Borrower or any of their respective Restricted Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;

(s)Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(t)(i) Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of set-off or similar rights (A) relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(u)Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(v)Liens securing Indebtedness or other obligations of Holdings, the Borrower or any Subsidiary in favor of Holdings, the Borrower or any Subsidiary Guarantor;

(w)Liens on Intellectual Property owned or developed by, or licensed to, Holdings, the Borrower and any Restricted Subsidiary consisting of licenses of such Intellectual Property to third parties in the ordinary course of business;

(x)Liens on cash deposits securing any Hedge Agreement permitted hereunder; and

(y)Liens on accounts receivable and related assets incurred in connection with a Receivables Facility.

For purposes of determining compliance with this Section 7.3, in the event that any Lien meets the criteria of more than one of the categories of Liens described above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the above clauses.

d.	Fundamental Changes

.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)(i) Holdings and the Borrower may be merged, amalgamated or consolidated with or into any other Person (other than Holdings and the Borrower) (provided that Holdings or the Borrower, as applicable, shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of Holdings or the Borrower, as applicable, including all of the obligations under this Agreement and the other Loan Documents, in a manner reasonably acceptable to the Administrative Agent and provided, further that, in the case of the Borrower, (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) such merger, amalgamation or consolidation does not result in the Borrower ceasing to be organized or existing under the laws of the United States, any state thereof or the District of Columbia), (ii) any wholly owned Subsidiary may be merged, amalgamated or consolidated with or into the Borrower or Holdings (provided that the Borrower or Holdings, as applicable, shall be the continuing or surviving corporation) and (iii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Restricted Subsidiary (provided that (x) if any party to any such transaction is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b)any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to Holdings, the Borrower or any Restricted Subsidiary (provided that (x) if any party to any such transaction is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(d)any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(e)Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f)any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)[Reserved]; and

(h)any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 (excluding Section 7.5(e)) or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution.

e.	Dispositions of Property

.  Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, in any case in any transaction or series of related transactions that yields Net Cash Proceeds in excess of $10,000,000, except:

(a)(i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;

(b)(i) the sale of inventory or other property in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Guarantor subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c)Dispositions permitted by Section 7.4 (excluding 7.4(e));

(d)the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)the Disposition of other assets for fair market value; provided that (i) at least 75% of the total consideration for any such Disposition received by Holdings, the Borrower or any of their respective Restricted Subsidiaries is in the form of cash, Cash Equivalents or Permitted Liquid Investments ("Cash Consideration") and (ii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith; provided, further, that, notwithstanding the foregoing, Cash Consideration received for any Disposition pursuant to this clause (e) may be in the form of (x) any liabilities, as shown on the most recent consolidated balance sheet of the Borrower, Holdings or any Restricted Subsidiary (other than Indebtedness or other liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Borrower, Holdings or such Restricted Subsidiary from further liability, (y) any securities, notes, Capital

Stock or other obligations received by the Borrower, Holdings or any such Restricted Subsidiary from such transferee that are converted by the Borrower, Holdings or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion, and (z) any other non-cash consideration in a total aggregate amount for all such non-cash consideration pursuant to this subclause (z) not to exceed 2.0% of Consolidated Total Assets;

(f)(i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by Holdings, the Borrower or any of their respective Restricted Subsidiaries;

(h)the transfer for fair value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h) or (u);

(i)the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j)transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)the Disposition of any Unrestricted Subsidiary for fair value;

(l)the transfer of Property (i) by the Borrower, Holdings or any Subsidiary Guarantor to the Borrower or any other Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower, Holdings or any Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(m)the sale of cash, Cash Equivalents or Permitted Liquid Investments in the ordinary course of business;

(n)(i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6, (iii) Investments permitted by Section 7.7, (iv) payments permitted by Section 7.8 and (v) sale and leaseback transactions permitted by Section 7.10;

(o)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(p)the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower, Holdings or any Subsidiary thereof to Borrower, Holdings or any Subsidiary thereof for fair market value, provided that such transfer is otherwise permitted as an Investment pursuant to Section 7.7;

(q)Dispositions of Property pursuant to a Requirement of Law issued by a Governmental Authority;

(r)Dispositions or discounts of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(s)Dispositions of Property between or among Holdings, the Borrower and/or their Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (r) above.

For purposes of determining compliance with this Section 7.5, in the event that any Disposition meets the criteria of more than one of the categories of Dispositions described above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Disposition (or any portion thereof) and may include the amount and type of such Disposition in one or more of the above clauses.

f.	Restricted Payments

.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except:

(a)any Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower or any Restricted Subsidiary;

(b)distributions or payments of Receivables Fees;

(c)the Borrower may make Restricted Payments to Holdings to permit Holdings to pay (i) any Taxes which are due and payable by Holdings, the Borrower and the Restricted Subsidiaries as part of a consolidated or similar group but only to the extent such Taxes are attributable to Holdings, the Borrower and the Restricted Subsidiaries, (ii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (iii) reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document and (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and the Restricted Subsidiaries, whether or not completed;

(d)Restricted Payments in the form of Capital Stock (other than Disqualified Capital Stock) of the Borrower or Holdings;

(e)Holdings, the Borrower or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Borrower or Holdings from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee, or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $20,000,000 in any fiscal year (which, if not used in any year, may be carried forward to the next succeeding calendar year), plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Borrower or Holdings during such fiscal year from sales of the Capital Stock of Holdings or the Borrower to directors, consultants, officers or employees of Holdings, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, provided, further, that any Restricted Payments permitted (but not made) pursuant to sub-clause (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary by any member of management of Holdings, the Borrower or its Restricted Subsidiaries in connection with a repurchase of the Capital Stock of Holdings will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f)noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards;

(g)[Reserved];

(h)the Borrower may make Restricted Payments to allow Holdings to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(i)[Reserved];

(j)to the extent constituting Restricted Payments, Holdings, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5 (other than Section 7.5(n)) and 7.7);

(k)any non-wholly owned Restricted Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(l)any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 7.6;

(m)provided that no Default or Event of Default is continuing or would result therefrom, Holdings, the Borrower and their respective Restricted Subsidiaries may make Restricted Payments to redeem or purchase the Capital Stock of the Borrower or Holdings in an amount not to exceed the greater of $50,000,000 and 2.25% of Consolidated Total Assets in any fiscal year;

(n)provided that no Default or Event of Default is continuing or would result therefrom, other Restricted Payments in an amount not to exceed the Available Amount; and

(o)Restricted Payments to repay, repurchase, redeem, defease, retire or otherwise acquire Junior Debt, to the extent permitted pursuant to Section 7.8.

(p)provided that no Default or Event of Default is continuing or would result therefrom, additional Restricted Payments so long as the Consolidated Total Net Leverage Ratio is not in excess of 3.75 to 1.00 after giving effect to such Restricted Payment.

g.	Investments

.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(s)(i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(t)Investments in Cash Equivalents and Investments that were Cash Equivalents when made;

(u)Investments arising in connection with (i) the incurrence of Indebtedness permitted by Sections 7.2 to the extent arising as a result of Indebtedness among Holdings, the Borrower or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations (other than Investments by a Loan Party in a Person that is other than the Borrower or the Guarantors), (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) Guarantees by Holdings, the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v)loans and advances to employees, consultants or directors of Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (excluding any reimbursement obligations in the ordinary course of business in connection with ‘corporate credit cards’) in an aggregate amount (for Holdings, the Borrower and all Restricted Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

(w)Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by Holdings, the Borrower or any of their respective Restricted Subsidiaries in Holdings, the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(x)Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Guarantor or becomes (whether or not such Person is a Wholly Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c);

(y)loans by Holdings, the Borrower or any of their respective Restricted Subsidiaries to the employees, officers or directors of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly invest the proceeds of such loans in the Capital Stock of Holdings;

(z)Investments by Holdings, the Borrower or any of their respective Restricted Subsidiaries in joint ventures or similar arrangements and Non-Guarantor Subsidiaries in an aggregate amount at any one time outstanding (for Holdings, the Borrower and all Restricted Subsidiaries), not to exceed the sum of (A) $the greater of $35,000,000 and 1.50% of Consolidated Total Assets plus (B) an amount equal to the Available Amount; provided, that any Investment made pursuant to this clause (h) for the purpose of funding a Permitted Acquisition permitted under Section 7.7(f) shall not be deemed a separate Investment for the purposes of this clause (h); provided, further, that no Investment may be made pursuant to this clause (h) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(aa)Investments (including debt obligations) received in the ordinary course of business by Holdings, the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(bb)Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(cc)Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased at any time above the amount of such Investment set forth on Schedule 7.7;

(dd)Investments of Holdings, the Borrower or any Restricted Subsidiary consisting of Hedge Agreements permitted hereunder;

(ee)Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(ff)Investments arising as a result of payments permitted by Section 7.8(a);

(gg)Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect such Receivables Facility or any repurchases in connection therewith;

(hh)Investments arising directly out of the receipt by Holdings, the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(ii)Investments resulting from pledges and deposits referred to in Sections 7.3(d) and (e);

(jj)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons;

(kk)any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(ll)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(mm)so long as no Default or Event of Default has occurred and is continuing, additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of (i) the greater of $50,000,000 and 2.25% of Consolidated Total Assets plus (ii) an amount equal to the Available Amount; provided that no Investment may be made pursuant to this clause (u) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(nn)advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(oo)Investments constituting loans or advances by the Borrower to Holdings in lieu of Restricted Payments permitted pursuant to Section 7.6; and

(pp)so long as no Default or Event of Default has occurred and is continuing, additional Investments so long as the Consolidated Total Net Leverage Ratio is not in excess of 3.75 to 1.00 after giving effect to such Investment.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).  Notwithstanding the foregoing, no Investment in an Unrestricted Subsidiary is permitted under this Section 7.7 unless such Investment is permitted pursuant to clause (h) or (u) above.

h.	Optional Payments and Modifications of Certain Debt Instruments

.

i.Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease principal, interest or other amounts in respect of any Permitted Subordinated Indebtedness or Junior Debt; provided that Holdings, the Borrower or any Restricted Subsidiary may (i) so long as no Default or Event of Default has occurred and is continuing, prepay any Permitted Subordinated Indebtedness (or any Permitted Refinancing thereof) or Junior Debt (or any Permitted Refinancing thereof) with amounts constituting the Available Amount and (ii) refinance, replace or extend any Permitted Subordinated Indebtedness (or any Permitted Refinancing thereof) or Junior Debt to the extent permitted by Section 7.2.

ii.Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt or Permitted Subordinated Indebtedness, in any manner that is materially adverse to the Lenders without the prior consent of the

Administrative Agent (with the approval of the Required Lenders); provided that nothing in this Section 7.8(b) shall prohibit the refinancing, replacement, extension or other similar modification of Permitted Subordinated Indebtedness to the extent otherwise permitted by Section 7.2.

i.	Transactions with Affiliates

.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, Holdings, the Borrower and the Restricted Subsidiaries may (i) undertake transactions between and among the Borrower and Guarantors, (ii) make Restricted Payments not prohibited by Section 7.6 and any Investments not prohibited by Section 7.7, (iii) issue any Capital Stock not prohibited hereunder, (iv) issue any Capital Stock, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or indemnities provided on behalf of employees or directors and approved by the board of directors or senior management of the Borrower, (v) without being subject to the terms of this Section 7.9, enter into any transaction with any Person that is an Affiliate of Holdings or the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors and (vi) undertake transactions in connection with Receivables Transactions.  For the avoidance of doubt, this Section 7.9 shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation, indemnities, cost reimbursements or benefits to or for the benefit of, current or former employees, consultants, officers or directors of Holdings, the Borrower or any of their respective Restricted Subsidiaries in the ordinary course of business.  For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the board of directors of Holdings, the Borrower or such Restricted Subsidiary, as applicable.  “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

j.	Sales and Leasebacks

.   Enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Restricted Subsidiary of real or personal Property which is to be sold or transferred by Holdings, the Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of Holdings, the Borrower or such Restricted Subsidiary, except for (i) any such arrangement entered into in the ordinary course of business of Holdings, the Borrower and its Subsidiaries, (ii) sales or transfers by the Borrower or any Guarantor to the Borrower or any other Guarantor, (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) any such arrangement to the extent that the fair market value of such Property does not exceed $35,000,000 in the aggregate for all such arrangements; provided that the Borrower and the Subsidiary Guarantors shall comply with the requirements of Section 2.12(b), to the extent applicable, in connection with any transaction described in the foregoing clauses (i), (ii), (iii) and (iv).

k.	[Reserved]

.

l.	Negative Pledge Clauses

.  Enter into any agreement that prohibits or limits the ability of Holdings, the Borrower or any of their respective Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a)this Agreement, the other Loan Documents and the Senior Notes Indenture;

(b)any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof);

(c)software and other Intellectual Property licenses pursuant to which Holdings, the Borrower or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets that are the subject of the applicable license);

(d)Contractual Obligations incurred in the ordinary course of business containing customary terms which limit Liens on the assets that are the subject of the applicable Contractual Obligation and customary provisions restricting assignment of such Contractual Obligations;

(e)any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f)prohibitions and limitations in effect on the date hereof and listed on Schedule 7.12;

(g)customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(h)customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i)customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j)any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k)restrictions imposed by applicable law;

(l)restrictions imposed by any Permitted Other Indebtedness (i) that are consistent with the definition thereof or otherwise consistent with prevailing market practice for similar types of Indebtedness at the time such restrictions are incurred and (ii) to which the Administrative Agent has not objected after having been afforded a period of at least five Business Days to review such restrictions;

(m)restrictions in respect of Indebtedness secured by Liens permitted by Section 7.3(h) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections; and

(n)customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

m.	Clauses Restricting Subsidiary Distributions

.  Except pursuant to the Senior Notes Indenture, enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings, the Borrower or any Restricted Subsidiary or (ii) make Investments in the Borrower or any Restricted Subsidiary, in either case except for such encumbrances or restrictions existing under or by reason of:

(a)any restrictions on Investments existing under the Loan Documents or under the documentation governing Indebtedness permitted to be incurred under Section 7.2(t) provided such restrictions are not more restrictive, taken as a whole, than those contained herein ;

(b)any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(c)customary net worth provisions contained in Real Property leases entered into by Holdings, the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;

(d)any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Indebtedness and/or such Non-Guarantor Subsidiary and its Restricted Subsidiaries);

(e)any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(f)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(g)restrictions contained in agreements related to secured Indebtedness permitted pursuant to Sections 7.2(c), 7.2(j) or 7.2(s) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(h)any restrictions regarding licenses or sublicenses by Holdings, the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(i)customary provisions in Contractual Obligations restricting the assignment of any agreement incurred in the ordinary course of business;

(j)customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(k)customary provisions restricting the subletting or assignment of any lease governing a leasehold interest; and

(l)customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder.

n.	[Reserved]

.

o.	Limitation on Hedge Agreements

.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

p.	Changes in Jurisdictions of Organization; Name

.  In the case of any Loan Party, change its name or change its jurisdiction of organization, in either case except upon prompt written notice to the Collateral Agent and delivery to the Collateral Agent, of all additional executed financing statements, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

(j)EVENTS OF DEFAULT

a.	Events of Default

.  If any of the following events shall occur and be continuing:

(a)The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)Any certification, representation or warranty made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or furnished; or

(c)Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a), Section 6.7(a) or Section 7; provided that, for the avoidance of doubt, any Event of Default under Section 7.1 remains an Event of Default subject to cure as contemplated by Section 8.2 until so cured; or

(d)Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date that (x) such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default or (y) a Responsible Officer of such Loan Party has knowledge thereof; or

(e)Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal (or, with respect to Hedge Agreements, any amount due following termination of such Hedge Agreement) of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur (it being understood that with respect to Hedge Agreements, the occurrence of termination events or additional termination events pursuant to the terms of such Hedge Agreements are not defaults in the observance  or performance of such Hedge Agreement), the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding amount due of which individually exceeds $25,000,000, and in the case of Indebted ness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)(i) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) Holdings, the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) Holdings, the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to pay money that could have a Material Adverse Effect; or

(h)One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary if such Immaterial Subsidiary has less than $25,000,000 in Consolidated Total Assets) involving for Holdings, the Borrower and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) of $25,000,000 (net of any amounts which are covered by insurance or an effective indemnity) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)(i) Any of the Loan Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof) to be in full force and effect or shall be asserted in writing by any Loan

Party not to be in effect or not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Borrower and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or solely from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements, or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is solely the result of any failure by the Collateral Agent to take any action within its control necessary to secure the validity, perfection or priority of the liens or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j)(i) Holdings (or a successor to Holdings pursuant to a transaction not prohibited hereunder) shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower, (ii) the occurrence of a Change of Control (as defined in the Senior Notes Indenture) or (iii) for any reason whatsoever, (x) during any period of twelve (12) consecutive months, a majority of the Board of Directors of Holdings shall cease to be Continuing Directors or (y) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings (other than a transaction following which holders of securities that represented 100% of such aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, shares representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the surviving

Person in such transaction immediately after such transaction) (any of the foregoing, a “Change of Control”).

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable in each case without presentment, demand, protest or other requirement of any kind each of which are expressly waived by each Loan Party, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable in each case without presentment, demand, protest or other requirement of any kind each of which are expressly waived by each Loan Party.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

b.	Specified Equity Contributions

.  For purposes of determining compliance with Section 7.1 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA) any equity contribution (other than Disqualified Capital Stock) made by Holdings or any of the other direct or indirect equityholders of the Borrower to the Borrower on or after the Closing Date and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.1 shall, at the request of the Borrower made at the time of such contribution, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than (i) two quarters in each four consecutive fiscal quarter period and (ii) five quarters during the term of this Agreement in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the financial covenants specified above after giving pro forma effect to the application of proceeds required by clause (d) below, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the applicable Loan Document, for purposes of determining pricing and for any other purpose, and may not be used to make a restricted payment and (d) the proceeds of all Specified Equity Contributions will be applied as a mandatory prepayment to the Term Facilities (and, solely for purposes of calculating compliance with the Con solidated Total Net Leverage Ratio for such fiscal quarter, such prepayment shall be deemed to have been received as of the last date of such fiscal quarter).

If, after the making of the Specified Equity Contribution and the recalculations of Consolidated EBITDA and Consolidated Total Net Leverage pursuant to the preceding paragraph, the Borrower shall then be in compliance with the requirements of Section 7.1, the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured.

c.	Treatment of Certain Payments

.  Subject to the terms of any applicable intercreditor agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 8.1(f)(i) or (ii), in each case that is continuing, shall be applied:  (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrower (other than in connection with any Specified Hedge Agreements or Cash Management Obligations), (ii) second, towards (x) the payment of interest and fees then due from the Borrower hereunder and (y) the making of periodic payments in respect of Specified Hedge Agreements then due, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of other Obligations (including Cash Management Obligations and Obligations of the Loan Parties owing under or in respect of any Specified Hedge Agreements (except as set forth in clause (ii)(y) above) then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (iv) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by any Requirement of Law.

(k)THE AGENTS

a.	Appointment

.  Morgan Stanley is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Morgan Stanley to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents.  The provisions of this Section 9 (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Section 9 (other than as expressly provided herein).  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of its Subsidiaries.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Section 9.

b.	Delegation of Duties

.  Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions of Section 9.4 and of Section 9.8) shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

c.	Powers and Duties

.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

d.	Exculpatory Provisions

.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, except that the Administrative Agent shall confirm the receipt of the items expressly required to be delivered to it pursuant to Section 5 of this Agreement.

e.	Reliance by the Agents

.  The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Agents.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Agents shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

f.	Notice of Default

.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

g.	Non-Reliance on Agents and Other Lenders

.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other infor mation concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

h.	Indemnification

.  The Lenders agree to indemnify each Agent, the Swingline Lender and any Issuing Bank in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.8 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or any Issuing Bank in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or any Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Swingline Lender’s or such Issuing Bank’s gross negligence or willful misconduct.  The agreements in this Section 9.8 shall survive the payment of the Loans and all other amounts payable hereunder.

i.	Agent in Its Individual Capacity

.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

j.	Successor Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank

.

i.The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower, effective upon appointment of a successor in the manner contemplated by this Section 9.10(a).  The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder reasonably acceptable the Borrower (provided that Borrower approval shall not be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing) and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor the Administrative Agent by the Borrower (if applicable) and the Required Lenders or (ii) the 60th day after such notice of resignation.  Upon any such notice of resignation, if a successor to the Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor to the Administrative Agent reasonably acceptable to the Borrower (provided that Borrower approval shall not be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing).  If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent by the 60th day after such notice of resignation, such resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided, that until a successor to the Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and Required Lenders, may retain its role as the Collateral Agent under any Security Document.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor to the Administrative Agent, that successor to the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor to the Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor to the Administrative Agent under the Loan Documents and (ii) execute and deliver to such successor to the Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor of the Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation of Morgan Stanley or its successor as the Administrative Agent pursuant to this Section 9.10 shall also constitute the resignation of Morgan Stanley or its successor as the Collateral Agent.  After the Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.  Except as provided above, any successor to the Administrative Agent appointed pursuant to this Section 9.10, upon its acceptance of such appointment, becomes the successor to the Collateral Agent for all purposes hereunder.  If Morgan Stanley or its successor as the Administrative Agent pursuant to this Section 9.10 has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor the Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence within thirty (30) days of such resignation, Morgan Stanley or its successor may resign as the Collateral Agent upon notice to the Borrower and Required Lenders at any time.

ii.The Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Borrower, effective upon appointment of a successor in the manner contemplated in this Section 9.10(b).  The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower (except if an Event of Default has occurred and is continuing) and the Required Lenders, and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrower (if applicable) and the Required Lenders or (ii) the 60th day after such notice of resignation.  Upon any such notice of resignation, if a successor to the Collateral Agent has not already been appointed by the Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent.  If no successor agent has accepted appointment as Collateral Agent by the date that is 60 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to and become vested with all of the rights, powers, privileges and duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Secu rities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents.  After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

iii.In connection with the execution of any intercreditor arrangements pursuant to Section 7.3(a) and notwithstanding anything to the contrary set forth in this Agreement, the Collateral Agent shall have the right to resign by giving prior written notice thereof to the Lenders and the Borrower, effective upon appointment of a successor Collateral Agent in the manner contemplated by this Section 9.10(c).  The Collateral Agent shall have the right to appoint a financial institution that, in the ordinary course of its business, serves as agent for debt facilities as the Collateral Agent hereunder. The Collateral Agent’s resignation shall become effective, unless otherwise specified by the Collateral Agent in its notice of resignation, on the earlier of (i) the successor Collateral Agent’s acceptance of such appointment or (ii) the effective date of the applicable intercreditor arrangements. If no successor agent has accepted appointment as Collateral Agent by the effective date of the applicable intercreditor arrangements (or such later date as specified in the notice of resignation), the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to and become vested with all of the rights, powers, privileges and duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents without the consent of the Borrower, the Lenders or any other Agent hereunder, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. Each party hereto agrees to execute and deliver any waivers or amendments with respect to any Loan Document to which it is a party that the retiring Collateral Agent reasonably determines is necessary in connection its resignation pursuant to this Section 9.10(c). After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

iv.Any resignation of Morgan Stanley or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation of Morgan Stanley or its successor as the Swingline Lender and Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swingline Lender and Issuing Bank for all purposes hereunder.  In such event (a) any outstanding Swingline Loans made by the re tiring Administrative Agent in its capacity as Swingline Lender shall be repaid in accordance with Section 2.7(b), (b) upon such prepayment, the retiring Administrative Agent and Swingline Lender shall surrender any Swingline Note held by it to the Borrower for cancellation and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and Swingline Lender, a new Swingline Note to the successor Administrative Agent and Swingline Lender, in the principal amount of the Swingline Loan Sublimit then in effect and with other appropriate insertions.

k.	Authorization to Release Liens and Guarantees

.  The Collateral Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

l.	Withholding Taxes

.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Code or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.20 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

(l)MISCELLANEOUS

a.	Amendments and Waivers

.

i.Subject to Section 2.25, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (and Collateral Agent as applicable) and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swingline Lender, the Issuing Banks, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (1) (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (B) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender (including any Defaulting Lender) directly and adversely affected thereby; (ii) amend, modify or waive any provision of this paragraph (a) of this Section 10.1 without the written consent of all Lenders (other than any Defaulting Lender); (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release or subordinate the Liens on all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (other than any Defaulting Lender); (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders (other than any Defaulting Lender) under such Facility; (v) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent or Collateral Agent or any provision of any Loan Document as the same applies to the rights and obligations of any Agent, in each case, without the written consent of each Agent directly and adversely affected thereby; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 with respect to Swingline Loans without the written consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Banks; (viii) amend the provisions of Sections 2.18(a), 2.18(b), 2.18(c), 8.3 or 10.7(a) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification) or (ix) amend, modify or waive any provision of Section 5.2 with respect to Revolving Loans without the written consent of the Majority Facility Lenders in respect of the Revolving Facility; and (2) subject to the foregoing clause (1), disproportionately affect a Defaulting Lender without the written consent of such Defaulting Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

ii.Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

iii.[Reserved].

iv.Furthermore, notwithstanding the foregoing, if following the Closing Date, (i) the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document or (ii) the Administrative Agent and the Borrower shall have jointly agreed to make adjustments to this Agreement necessary in order to reflect a change in the financial reporting convention pursuant to Section 6.13, then in each case the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

v.Furthermore, notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Loan, for the purpose of adding the holders of such Indebtedness (or their representatives) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and; provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

b.	Notices

.

i.All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or other electronic transmission, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Engility Holdings, Inc. 4803 Stonecroft Boulevard Chantilly, VA 20151 Attention: Legal Department Telecopy: (703) 449-3400 Telephone: (703) 633-8300
With a copy to:	Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention: Ryan Thomas

Telecopy:  (615) 742-7765
Telephone:  (615) 742-2778

The Borrower:	Engility Corporation 4803 Stonecroft Boulevard Chantilly, VA 20151 Attention: Legal Department Telecopy: (703) 449-3400 Telephone: (703) 633-8300
With a copy to:	Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention: Ryan Thomas

Telecopy:  (615) 742-7765
Telephone:  (615) 742-2778

Agents:	Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, NY 10036, Attention: MS Agency Telecopy: (212) 507-6680 Telephone: (917) 260-0588 Email: AGENCY.BORROWERS@morganstanley.com provided that any notice, request or demand to or upon the Agents, the Lenders, Holdings or the Borrower shall not be effective until received.

ii.Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Agents, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notwithstanding any other provision of this Agreement, no Indemnitee will be responsible or liable to the Borrower or any other Person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent such damages have resulted from the bad faith, willful misconduct or gross negligence of such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing (to the extent determined by a final, non-appealable judgment a court of competent jurisdiction).

c.	No Waiver; Cumulative Remedies

.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

d.	Survival of Representations and Warranties

.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

e.	Payment of Expenses; Indemnification

.  Except with respect to Taxes which are addressed solely in Section 2.20, the Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of specialist counsel and, in each case, one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (b) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement or in a bankruptcy case or insolvency proceeding, the other Loan Documents and any such other documents, including the documented fees and disbursements of a single firm of counsel (and, if necessary, a single firm of specialist counsel and, in each case, a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole) (and, in each case, in the case of an actual or perceived conflict of interest another firm of counsel for such affected Indemnitee), and (c) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Bank and each Lead Arranger in any capacity to which it may have been appointed by the Borrower in connection with the Refinancing and each of their respective affiliates, and each of their respective officers, partners, directors, employees, trustees, advisors, agents, sub-agents, representatives, attorneys and controlling Persons, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements, joint or several, arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding (including any investigations or inquiries) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of the Engagement Letter, this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the transmission of information or other materials through the internet, electronic, telecommunications or other information transmission systems, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with actions or proceedings (including any inquiry or investigation) or claim (including in connection with the enforcement of the indemnification obligations set forth herein), whether or not any Indemnitee is a party to any action, suit, proceeding or claim out of which any such expenses arise, by any Indemnitee against Holdings, the Borrower, the Guarantors, any of their respective Affiliates or any other Person hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Persons (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Persons or (iii) disputes solely among Indemnitees or their Related Persons (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or Lead Arranger in a suit involving an Agent or Lead Arranger in its capacity as such).  For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its affiliates or their respective officers, partners, directors, employees, agents, representatives, attorneys and controlling Persons, any of such Agent and its affiliates and their respective officers, directors, employees, agents and controlling Persons, and (ii) if the Indemnitee is any Lender or any of its affiliates or their respective officers, directors, employees, agents, trustees, and controlling Persons, any of such Lender and its affiliates and their respective officers, directors, employees, agents, trustees, and controlling Persons.  All amounts due under this Section 10.5 shall be due and payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Obligations.  To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Lender, each Agent, Lead Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, special, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

f.	Successors and Assigns; Participations and Assignments

.

i.The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

ii.(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign to one or more Eligible Assignees (other than to any Disqualified Institution), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower; provided that no consent of the Borrower shall be required for an assignment to (i) a Lender or (ii) in the case of an assignment of Term Loans, an Affiliate of a Lender or an Approved Fund (as defined below) or (iii) if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person, provided further the Borrower may withhold its consent to any assignment if such assignment would require the Borrower to make any additional filing with any Governmental Authority or qualify any Loan or Note under the laws of any foreign jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Eligible Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law; provided, further, that, solely with respect to Term Loans, the Borrower shall be deemed to have consented to any assignment requiring its consent unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) Holdings, the Borrower or a Subsidiary of the Borrower in connection with a purchase of Term Loans pursuant to Section 2.11(b); and

(C)in the case of an assignment under the Revolving Facility, each Issuing Bank and the Swingline Lender.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than (x) $5,000,000, in the case of the Revolving Facility or (y) $1,000,000, in the case of the Term Facility or the New Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (i) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds and (ii) such fee does not apply to assignments by the Lead Arrangers;

(C)the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms; provided that the provisions of this clause (ii) shall not apply to an assignment to Holdings or a Subsidiary of the Borrower in connection with a purchase of Term Loans pursuant to Section 2.11(b);

(D)the  Eligible Assignee, if a Sponsor Affiliated Lender, (1) after giving effect to such assignment, to all other assignments and participations with all Sponsor Affiliated Lenders and to all Term Loans purchased and cancelled pursuant to Section 2.11(b), the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders (whether by assignment, participation or other derivative transaction) shall not exceed 25% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect, or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (2) shall execute a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is a Sponsor Affiliated Lender (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, or to direct or require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (iii) otherwise vote on any matter related to this Agreement or any other Loan Document, (iv) to attend (or receive any notice of) any meeting, conference call or correspondence with any Agent or Lender or receive any information from any Agent or Lender, (v) to have access to the Platform (including, without limitation, that portion of the Platform that has been designated for “private-side” Lenders) or (vi) to make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, but no amendment, modification or waiver shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (3) shall agree that it shall not exercise any right to reject a mandatory prepayment pursuant to Section 2.12 that would otherwise be available with respect to such Loans.  By purchasing or being assigned the Loans and by its acceptance of the benefits of this Agreement, each Sponsor Affiliated Lender acknowledges and agrees that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against Borrower or any other Loan Party.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Holdings, the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary.  The Register shall be available for inspection by Holdings, the Borrower, the Issuing Banks, the Swin

gline Lender or any Lender (with respect to any entry relating to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

iii.Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

iv.(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more Eligible Assignees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) if such Participant is a Sponsor Affiliated Lender the requirements of Section 10.6(b)(ii)(D) shall be complied with.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form for United States federal income tax purposes.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts.  A Participant shall comply with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

v.Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

vi.The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

vii.Notwithstanding anything to the contrary contained herein, Holdings, the Borrower or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder pursuant to Section 2.11(b) or through open market purchases; provided that upon the purchase by Holdings, the Borrower or any Subsidiary of the Borrower of any Term Loans, automatically and without the necessity of any notice or any other action all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents.

viii.Each Lender acknowledges that Affiliates of Holdings, including the Sponsors or entities controlled by the Sponsors, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in this Agreement; provided, that no Affiliate of Holdings or the Sponsors shall be an Eligible Assignee other than a Sponsor Affiliated Lender or a Sponsor Affiliated Institutional Lender.

ix.The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide any requesting Lender the list of Disqualified Institutions provided to the Administrative Agent by the Borrower and any updates thereto and the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans and commitments under the Facilities, or disclosure of confidential information, to any Disqualified Institution.

g.	Adjustments; Set-off

.

i.Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collat eral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

ii.In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

h.	Counterparts

.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf”) transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

i.	Severability

.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

j.	Integration

.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

k.	GOVERNING LAW

.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

l.	Submission to Jurisdiction; Waivers

.  Each party hereto hereby irrevocably and unconditionally:

(a)submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

m.	Acknowledgments

.  Each of Holdings and the Borrower hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)each Agent, each Lender and their respective Affiliates may have economic interests that conflict with those of Holdings or the Borrower

(c)neither the Agents nor any Lender has any advisory or fiduciary relationship with or duty to either of Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor (irrespective of whether any Agent, Lender or any of their respective Affiliates has advised or is currently advising the Borrower on other matters); and

(d)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

n.	Confidentiality

.  The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its affiliates in connection with this Agreement or the transactions contemplated hereby whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than negotiating, making available, syndicating, evaluating and administering this Agreement (the “Agreed Purposes”).  Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other

Person whomsoever, except (1) to its directors, officers, employees, counsel, advisors, trustees, affiliates and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(d) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such pledgees, assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.14 or other provisions at least as restrictive as this Section 10.14), (3) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.14, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents.  Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement.  All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender acknowledges that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

o.	Release of Collateral and Guarantee Obligations; Subordination of Liens

.

i.The Secured Parties hereby agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) with respect to any Property constituting Collateral, upon the Disposition (other than any lease) of such Property to a Person that is not a Loan Party permitted by the Loan Documents, including in respect of accounts receivables and related assets constituting Collateral upon the sale of such assets in connection with a Receivables Facility permitted hereunder and (ii) in respect of Property constituting Collateral that is owned by any Guarantor, upon the release of such Guarantor from its Guarantee Obligations under the Loan Documents in accordance with the next sentence; in each case, except to the extent such Property secures or such Subsidiary guaranties any obligations in respect of Senior Notes .  Additionally, the Secured Parties hereby agree that a Subsidiary Guarantor shall be automatically released from its Guarantee Obligations under the Loan Documents upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary; except to the extent such Subsidiary guaranties any obligations in respect of Senior Notes; provided that to the extent any Restricted Subsidiary becomes an Excluded Subsidiary and is released from its Guarantee Obligations hereunder, any such release shall constitute an Investment in such Excluded Subsidiary as of the date of such release.  The Collateral Agent is hereby authorized by each Secured Party and shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or Cash Management Obligations or contingent or indemnification obligations not then due) take such actions as may be reasonably requested by the Borrower and execute any documents or instruments reasonably necessary to release any Collateral or any Guarantor pursuant to the foregoing provisions of this paragraph.  In connection with any such request, the Borrower shall deliver to the Administrative Agent, at least five Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral or Guarantor being released in reasonable detail together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition, if applicable, will be applied in accordance with this Agreement and the other Loan Documents.  Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

ii.Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped, upon request of Holdings or the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Obligations or contingent or indemnification obligations not then due.  Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

iii.Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Holdings or the Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent is hereby authorized by each Secured Party and shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted to be senior to the Lien of the Collateral Agent under Section 7.3.  In connection with any such request, the Borrower shall deliver to the Administrative Agent, at least five Business Days prior to the date of the proposed subordination (or such shorter period agreed to by the Administrative Agent), a written request for subordination identifying the relevant Lien permitted under Section 7.3 in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

p.	Accounting Changes

.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

q.	WAIVERS OF JURY TRIAL

.  EACH OF HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

r.	USA PATRIOT ACT

.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

s.	Effect of Certain Inaccuracies

.  In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and Applicable Commitment Fee Rate for the twelve month period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such twelve month period.  This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

t.	Usury Savings Clause

.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

u.	Marshalling; Payments Set Aside

.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

v.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

1.a reduction in full or in part or cancellation of any such liability;

2.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

3.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES ~~FOLLOW~~INTENTIONALLY OMITTED]

ANNEX A‑1

TO CREDIT AGREEMENT

Term Commitments

Term B1 Commitments:

Lender	Term B1 Commitment	Pro Rata Share
Morgan Stanley Senior Funding, Inc.	$2,437,673.62	100.00%
Total	$2,437,673.62	100.00%

Term B2 Commitments:

Lender	Term B2 Commitment	Pro Rata Share
Morgan Stanley Senior Funding, Inc.	$46,295,610.40	100.00%
Total	$46,295,610.40	100.00%

ANNEX A-1

ANNEX A‑2

TO CREDIT AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Morgan Stanley Senior Funding, Inc.	$35,000,000.00	21.21%
Barclays Bank PLC	$30,000,000.00	18.18%
SunTrust Bank	$30,000,000.00	18.18%
Regions Bank	$21,000,000.00	12.72%
Deutsche Bank AG New York Branch	$18,000,000.00	10.90%
JPMorgan Chase Bank, N.A.	$16,000,000.00	9.69%
Jefferies Finance LLC	$10,000,000.00	6.06%
KKR Corporate Lending LLC	$5,000,000.00	3.03%
Total	$165,000,000.00	100%

ANNEX A-2